Exhibit 10.1

PURCHASE OF MEMBERSHIP INTERESTS

This Purchase Agreement (the “Agreement”), dated as of the 17th day of Sept., 2007, by and among VCG Holding Company, a Colorado corporation (“VCG”), or their assigns (“Purchaser”), and Golden Productions JGC Fort Worth, LLC, a Texas limited liability company, d/b/a Jaguar’s Gold Club Fort Worth (hereinafter the “Business”), and Bryan S. Foster (hereinafter “Member” or “Seller’).

WHEREAS, the Business operates an adult entertainment facility; and

WHEREAS, the Member is the beneficial and record holder of all of the issued and outstanding units of membership (the “Units”) of the Business, and Purchaser desires to purchase the Units subject to and upon the terms of this Agreement; and

WHEREAS, the Member desires to sell and Purchaser desires to purchase the Units of the Member subject to and conditioned upon the terms of this Agreement; and

WHEREAS, the Purchaser desires to purchase the physical structure located on the land where the Business currently operates, and all contents thereto without the purchase of the physical land underneath the building, and Member desires to sell the building and contents thereto; and

WHEREAS, the Purchaser desires to lease the ground underlying the building, and Member is or will be the owner in fee simple of the land at the time of Closing.

NOW, THEREFORE, in consideration of the foregoing and mutual representations, warranties and covenants contained herein, the parties agree as follows:

ARTICLE I

Recitals

Section 1.1.            Recitals.                 The Recitals above are an integral part of this Agreement and incorporated herein by reference as if copied verbatim.

ARTICLE II

Purchase and Sale

Section 2.1.            Purchase and Sale.               Purchaser shall purchase from Member, and Member shall sell and transfer to Purchaser, all of his right, title and interest in the Units of the Business, the building where the Business is currently located, and the contents therein.

Section 2.2.            Purchase Price.     The total Purchase Price for the membership interest and the building shall be Three Million Seven Hundred Thousand ($3,700,000.00), with One Million Nine Hundred Thousand ($1,900,000.00) Dollars allocated for the purchase of the Member’s Units, and the remaining One Million Eight

Hundred Thousand ($1,800,000.00) Dollars for the purchase of the building now housing Jaguar’s Gold Club of Fort Worth, all contents contained therein, including Improvements, Fixtures, and Personal Property as shown on Schedule 3.1 (a)(2), excluding the ground where the building is currently located.

Section 2.3.            Earnest Money.    One Hundred and Fifty Thousand ($150,000.00) Dollars has heretofore been placed in escrow for the closing of this transaction, and such escrow account shall be part of the Purchase Price herein described. In the event of breach of this Agreement solely in the part of Purchaser, the escrow funds shall be paid to Member as satisfaction of any and all damages. If Agreement is terminated pursuant to Article 12 hereof, then all finds held in escrow shall be returned to Purchaser without claims, damages, or setoff.

Section 2.4.            Closing.                 The closing of the purchase and sale of the Units (the “Closing”) shall be held at a date and time to be agreed upon among the parties, at the offices of United Title at 4880 Long Prairie, Suite 200, Flower Mound, TX 75028, on or before September 17, 2007 at a time to be agreed upon between the parties (the “Closing Date”).

ARTICLE III
Conditions Precedent

Section 3.1.            Deliveries of Information to Purchaser.            Member upon the execution of this Agreement shall provide information to satisfy conditions precedent to Purchaser, which in its sole and absolute discretion shall evaluate and review the following information to determine the sufficiency and accuracy thereof, as set forth in the due diligence section as found in Article VII. Member shall deliver unto Purchaser immediately upon execution of this Agreement, or prior to Closing, the following:

(a)           a Bill of Sale as shown on Schedule 3.l(a)(l) conveying all the interest in the Business (Units) and a Bill of Sale for the building and improvements, including fixtures and personal property (Improvements, Fixtures and Personal Property) located at 12325 Calloway Cemetery Road, Fort Worth, Texas, as shown on Schedule 3.1(a)(2); and

(b)           all licenses and permits required for the operation of the Business as an adult entertainment business are current and in force with no actions pending for revocation, or adjudication as set forth in Schedule 3.1(b); and

(c)           pending transactions shall have no adverse effect upon the lease of the premises or any contracts which may have been entered into by Member with third parties or its customers;

(d)           that the Business is properly zoned as an adult entertainment facility at its present location, and there are currently no amendments or modifications to any law, rule, regulation, ordinance, statute, code or any court order by federal, state or local governmental agency, unit, division, or department relating to the operation of the Business;

(e)           documents necessary to assist Purchaser in applications and actually obtaining the necessary permits, licenses, and certificates for the ongoing operations of an adult entertainment business at the current location of Jaguar’s Gold Club Fort Worth;

(f)            Member shall cause United Title Company to issue an owner’s policy of title insurance showing Member as the owner of the real property in fee simple, acceptable to Purchaser, provided, however, the title policy shall specifically except to one certain minimal reservation to Clubwise Financial, L.P., and a Leasehold Policy acceptable to Purchaser issued by United Title Company, provided such policy shall also except the above described minimal reservations; and

(g)           as set forth in Schedule 5.9 hereto, a Ground Lease fully executed by authorized individuals for the land where the current Jaguar’s Gold Club For Worth is located.

Section 3.2.            Option to Purchase Additional Facilities.        The Member herein shall grant an option to Purchaser to purchase the Jaguar’s Gold Club Fort Worth #2, once built, provided, however, Member shall be under no obligation to build or develop said club. The option shall be subject to a more definitive agreement, inspection by VCG, approval by VCG of the business, and approval by VCG’s board of directors. The option is as follows:

(i)            Option Price of Prospective Club.     Subject to inspection, approval by VCG, its board of directors, and a more definitive agreement, Member herein grants an option for the purchase of a prospective club known for the purposes of this Agreement as Jaguar’s Gold Club Fort Worth #2. Once built, VCG shall have an option to purchase the facility and can exercise its option at any time after the facility has been opened for at least one (1) year and a day, with gross revenue averaging no less than $225,000 per month, with a minimum net profit of at least $100,000 per month. Should VCG exercise its option to purchase the future Jaguar’s Gold Club Fort Worth #2, it shall do so at a purchase price of thirty-six (36) times the monthly average net profit, based on the most recent six months revenue average from the date immediately prior to the notice of VCG to exercise its option to purchase. Should VCG exercise its option, VCG shall lease the facility (building and real property) from the Member hereof, in a manner consistent with the terms and conditions hereof. Monthly rental obligations shall not exceed 8% of the annual gross revenue of Gold Club Fort Worth #2.

(ii)           Lapse of Option.     This option shall lapse within five (5) years from the date hereof.

(iii)          The terms of the purchase of this facility should VCG exercise its option shall be subject to a more definitive agreement, which shall be consistent in form as set forth in this Purchase of Membership Interest Agreement as to warranties, covenants, conditions as appropriate, including covenants not to compete in satisfactory form as set forth in this Agreement.

ARTICLE IV

Documents at Closing

Section 4.1.            Deliveries of Individual Member.   Member at Closing shall deliver to Purchaser the following:

(a)           executed ;Bills of Sales as shown on Schedules 3.l(a)(l) and 3.l(a)(2);

(b)           all Units certificates, membership books, membership transfer ledgers, minute books, regulations and the seals (if any) of the Business, or in the alternative, a statement by the Member that same are lost or do not exist, but that nothing contained therein in any way has or had any effect on the Member’s ability and authority to perform under this Agreement or will or has a Material Adverse Effect on the Business as shown on Schedule 4.1(b);

(c)           resignations of the directors and officers of the Business;

(d)           each of the certificates and documents necessary to satisfy the conditions and obligations of the transaction set out herein;

(e)           all books, records and accounts, liability policies, financial statements, audited or unaudited financial records, true and accurate copies of tax returns and other necessary documents held in the ordinary course of business for the Business;

(f)            Member shall cause United Title Company to issue an owner’s policy of title insurance showing Member as the owner of the real property in fee simple, acceptable to Purchaser, provided, however, the title policy shall specifically except to one certain minimal reservation to Clubwise Financial, L.P., and a Leasehold Policy acceptable to Purchaser issued by United Title Company, provided such policy shall also except the above described minimal reservations; and

(g)           a document committing Member to assist in the transition of the Business for ninety (90) days following the Closing of the transaction contemplated hereby as shown on Schedule 4.1(g).

(h)           a ground lease executed by the owner as set forth in Schedule 5.9.

Section 4.2.            Deliveries of Purchaser.      Purchaser at Closing shall deliver to Member the following:

(a)           the cash consideration in accordance with the Purchase Price and the allocations set herein; and

(b)           an executed Ground Lease of certain real property where Business is operating as set forth in Schedule 5.9 herein.

ARTICLE V

Representation and Warranties of the Member

The Member represents and warrants to the Purchaser as follows:

Section 5.1.            Organization and Qualification.         The Business (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of its organization, (ii) has the requisite corporate power to carry on its business as now being conducted, and (iii) is duly qualified as a foreign limited liability company in good standing in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 13.1(a)). The Business does not own, of record or beneficially, either directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any business, and does not have any obligation to acquire such an interest.

Section 5.2.            Member Authorization.       The execution, delivery and performance by the Member of this Agreement and the consummation of the transactions contemplated hereby are within the Member’s power and has been duly authorized by all necessary action. This Agreement constitutes the valid and binding obligation of the Member, and enforceable against the Member in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors’ rights generally.

Section 5.3.            Financial Data.      (a) The Member has previously furnished to the Purchaser copies of the Business’ compiled balance sheets and related statements of income and cash flows along with applicable tax documents from all governmental entities, if any, beginning February 2007 through August 2007, as set forth in Schedule 5.3(a). In addition thereto, the Business shall cause to be furnished all compiled balance sheet and related statements of income for calendar year 2007 up to the Date of Closing, and within 30 days following Closing for the period ended on the Closing Date (collectively, the “Financial Statements”). The Financial Statements (i) are and will be complete and correct, (ii) do and will fairly present the financial condition of the Business as of the dates thereof and the results of operations and cash flows of the Business for the periods covered thereby, and (iii) have been and will be prepared in accordance with cash/tax accounting methods consistently applied. There has been no material adverse change in the operations or financial condition of the Business, taken as a whole, and no series of events have occurred that could reasonably be expected to have a Material Adverse Effect. All exceptions to the foregoing, if any, are filly disclosed in Schedule 5.3(c) hereto.

(b) There are no liabilities, debts, obligations or claims against the Business of any nature, absolute or contingent except (i) as and to the extent reflected or reserved against on the balance sheet of the Business as shown in the financial data contained in Schedule 5.3(a) (“Reference Financial Data”); (ii) as specifically described and identified as an exception to this paragraph in any of the Schedules delivered to Purchaser pursuant to this Agreement or (iii) as incurred since the last date shown on the Reference Financial Data in the ordinary course of business consistent with prior practice. All exceptions to the foregoing, if any, are fully disclosed in Schedule 5.3(b) hereto.

Section 5.4.            Ownership of Membership Interests.               All such issued and outstanding Membership Interests have been duly authorized and issued, are filly paid and non-assessable, are free of preemptive rights, and will at the date of closing be owned of record and beneficially by the Member. The Business does not have any outstanding options, warrants or similar rights to acquire, or any securities convertible into or exchangeable for, any of its Membership Interests. Upon consummation of the transactions contemplated herein, the Purchaser will own the entire equity interest in the Business.

Section 5.5.            Consents and Approvals.                  Except as set forth on Schedule 5.5 hereto, the execution, delivery and performance by the Member of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or any filing with or notice to, any governmental or regulatory body, agency or official which, if not obtained or made, would have a Material Adverse Effect. Except as set forth on Schedule 5.5, neither the execution, delivery and performance by the Member of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate, conflict with, or result in a breach of any provision of the articles of organization or operating agreement of the Business or of any applicable law, regulation, rule, order, judgment, decree or writ of any foreign, federal, state or local governmental or regulatory authority or body or court (collectively, “Law”) or (b) result in a default (or give rise to any penalty or give to any third party a right of termination, cancellation, acceleration or result in the creation of any material Encumbrance) under any of the terms, conditions or provisions of any Material Contract (as defined in Section 5.10) to which the Business is a party or by which it is bound, except for such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.6.            Litigation.              Except as set forth in Schedule 5.6 hereto, there are no claims, actions, suits, approvals, investigations, informal objections, complaints or proceedings pending against or affecting the Business before any court, arbiters or administrative, governmental or regulatory authority or body, or any of the Business or assets thereof, subject to any order, judgment, writ, injunction or decree, except for matters which would not, individually or in the aggregate, have a Material Adverse Effect. There are no claims, actions, suits, approvals, investigations, informal objections, complaints or proceedings pending against the Member before any court arbiters, or administrative, governmental or regulatory authority or body, nor is the Member subject to any order, judgment, writ, injunction or decree, for matters which will not prevent, materially delay or materially burden the transactions contemplated hereby.

Section 5.7.            Compliance with Law.         Except as set forth on Schedule 5.7 hereto, the Business is not in violation of any Law, except where any such violation would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.7 the Business has all permits, approvals, licenses and franchises from governmental authorities required to conduct their business as now being conducted (collectively “Permits”), and is in compliance with all such Permits, except for such Permits the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.8.            Tax Matters.          As of the date of organization and at all times thereafter, the Business has been and continues to be a limited liability company within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) Except as described on Schedule 5.8, the Business, as of the date hereof, has timely and accurately filed all federal, state, foreign and local tax returns and reports required to be filed by it prior to such date, and has timely and accurately paid or made adequate provision on its Financial Statements for all taxes shown to be owing thereon, and will continue to do so through the Closing Date. The Business has collected or withheld all amounts required to be collected or withheld by it for any taxes and all such amounts has been paid to the appropriate governmental agencies or reserved for future payment when due. There are, and on the Closing Date will be, no due and unpaid taxes, additions to tax, penalties, or interest payable by the Business or by any other entity that are or could become a lien on any asset, or otherwise adversely affect the business, properties or financial condition, of the Business. Unpaid taxes not yet due will be accrued on the Business’ books as of the closing date. The Business is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and tax withholding requirements. The balance sheet contained in the Financial Statements fully and properly reflects, as of the date thereof, the liabilities of the Business for all accrued taxes, additions to tax, penalties and interest. The Business is not, nor will it become, subject to any additional taxes, interest penalties or other similar charges as a result of filing or failing to file timely or accurately, as required by applicable law, any tax return or to pay timely any amount required to be paid with respect thereto, including, without limitation, any such taxes, interest, penalties or charges resulting from the obtaining of an extension of time to file any return or to pay any tax. No assessments or notices of deficiency or other communications have been received by the Business with respect to any such return. There are no agreements between the Business and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations with respect to any tax return, and it has not filed a consent under Section 341W) of the Code. The Business is not required to include in income any amount for an adjustment pursuant to Section 481 of the Code. The Member is not a “foreign person” for purposes of Section 1445 of the Code. None of the transactions contemplated hereby will result in any of the Business making or being required to make any “excess parachute payment” as that term is defined in § 280G of the Code.

Section 5.9.            Real Property.       No real property is being transferred. The building (Improvements, Fixtures and Personal Property) which is currently occupied by the facility known as Jaguar’s Gold Club Fort Worth, Texas, is being transferred, as stated

herein. Member warrants that he has the authority to enter into a ground lease for the real property, and the authority to execute such lease as shown in Schedule 5.9 attached hereto and incorporated by reference.

Section 5.10.          Material Contracts.              Except as listed or described on Schedule 5.10 hereto, as of the date hereof, the Business is not a party to or bound by any written or oral leases, agreements, instruments, or other contracts or legally binding contractual commitments (“Contracts”) that are of a type described below (collectively, the “Material Contracts’):

(i)                                     any collective bargaining arrangement with any labor union;

(ii)           any Contract, singly or in the aggregate, for capital expenditures or the acquisition or construction of fixed assets in excess of $2500.00;

(iii)          any Contract, singly or in the aggregate, for the purchase or sale of inventory, materials, supplies, merchandise, machinery, equipment, parts or other property, assets, or services requiring aggregate future payments in excess of $2500.00 (other than standard inventory purchase orders executed in the ordinary course of business);

(iv)          any Contract relating to the borrowing of money or the guaranty of another person’s borrowing of money;

(v)           any Contract granting any person a lien on all or any part of assets;

(vi)          any Contract granting to any person a first refusal, first offer or similar preferential right to purchase or acquire any of its assets;

(vii)         any Contract under which the Business is (A) a lessee or sublessee of any machinery, equipment, vehicle (including fleet equipment) or other tangible personal property, or (B) a lessor of any property, in either case having an original value in excess of $2500.00;

(viii)        any Contract limiting, restricting or prohibiting it from conducting business anywhere in the United States or elsewhere in the world or any Contract limiting the freedom of the Business to engage in any line of business or to compete with any other Person;

(ix)           any joint venture or partnership Contract;

(x)            Contracts, singly or in the aggregate, requiring future payments of $2500.00 or more that require the consent of the other party thereto in connection with the transactions contemplated hereby; and

(xi)                                any material employment Contract with any employee.

The Member has made available to the Purchaser a true and complete copy of each written Material Contract, including all amendments or other modifications thereto. Except as set forth on Schedules 5.9 and 5.10 hereto, each Material Contract is a valid and binding obligation of each party thereto, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors’ rights generally. Except as set forth on Schedules 5.9 and 5.10 hereto, the Business has performed all obligations required to be performed by it under the Material Contracts and the Business is not in breach or default thereunder.

Section 5.11.          Personal Property.               Except as set forth on Schedule 5.11 hereto, the Business has good and marketable title to the assets reflected on its books and records as owned by it (other than real property) free and clear of all Encumbrances other than Permitted Liens.

Section 5.12.          Environmental Safety Matters.          Except as shown on Schedule 5.12, as of September 7, 2007, Seller is not in receipt of any notice from a governmental entity regarding environmental claims with respect to the Property located at 12325 Calloway Cemetery Road, Fort Worth, Texas, and has no personal knowledge of any negative environmental issues.

Section 5.13.          Employee Relations.            Except as set forth on Schedule 5.13 hereto, within the last two years, the Business has not experienced any strike, picketing, boycott, work stoppage or slowdown or other labor dispute, nor is any such event or any organizing effort threatened against it. Except as set forth on Schedule 5.13 hereto, there is no pending charge or complaint of unfair labor practice, employment discrimination or similar matters against the Business relating to the employment of labor.

Section 5.14.          Business Insurance.            The Business has no insurance in force on or before the Closing. The risk of loss will not pass to the Purchaser until the Closing.

Section 5.15.          Absence of Changes.          The Business has not, except as specifically disclosed on Schedule 5.15 attached hereto:

5.15.1. except as set forth in Schedule 5.15, transferred, assigned or conveyed any of its assets or business or entered into any transaction or incurred any liability or obligation, other than in the ordinary course of its business and consistent with past practice;

5.15.2. suffered any adverse change in its business, operations, or financial condition of the Business or become aware of any event which may result in any such adverse change, the effect of which has had or could have a Material Adverse Effect;

5.15.3. written off as uncollectible any notes or accounts receivable or any portion thereof, other than in the ordinary course of business;

5.15.4. suffered any destruction, damage or loss to property (casualty or other), whether or not covered by insurance;

5.15.5. suffered, permitted or incurred the imposition of any lien, charge, encumbrance (which as used herein includes, without limitation, any mortgage, deed of trust, conveyance to secure debt or security interest) or claim upon any of its assets, except for any current year lien with respect to personal taxes not yet past due;

5.15.6. committed, suffered, permitted or incurred any default in any material liability or obligation;

5.15.7. made or agreed to any material adverse change in the terms of any contract or instrument to which it is a party;

5.15.8. waived, canceled, sold or otherwise disposed of, for less than the face amount thereof; any material claim or right it has against others;

5.15.9. (a) disposed of or permitted to lapse, or otherwise failed to preserve then existing exclusive rights, if any, of the Business to use any (i) patent, trademark, trademark registration, logo, assumed name, trade name, copyright or copyright registration, or (ii) any patent, trademark, trade name or copyright application, (b) disposed of or permitted to lapse any license, permit or other form of authorization, or any trade name, or (c) disposed of or disclosed to any Person any trade secret, formula or process;

5.15.10. made any change in any method of accounting or accounting practice;

5.15.11. except as set forth in Schedule 5.15 declared, promised or made any distribution or other payment to the Member (other than compensation payable in the ordinary course to employees of the Business consistent with past practice), or issued any additional Units or rights, options or calls with respect to its Units, or redeemed, purchased or otherwise acquired any of its Units, or made any change whatsoever in its capital structure;

5.15.12. increased or changed, or agreed to increase or change, its obligation for any payment for, any contribution or other amount to, or with respect to, any employee benefit plan, or paid any bonus to, or granted any increase in the compensation of; its directors, officers, agents or employees, or made any increase in the pension, retirement or other benefits of its directors, officers, agents or other employees;

5.15.13. except as set forth in the Schedules hereto, paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (whether real, personal, mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, the Member, any of the officers or directors of the Business, or any affiliate or associate of any of them, or any business or entity in which the Member or the Business or any affiliate or associate of any of them has any direct or indirect interest, except for compensation to the officers and employees of the Business, or the Member;

5.15.14. committed, suffered, permitted or incurred any transaction or event which would increase its tax liability for any prior taxable year;

5.15.15. except for the Leases, entered into any lease of real property or material lease of personal property;

5.15.16. except as set forth in Schedule 5.3(a) or 5.3(b) incurred any other liability or obligation or entered into any transaction other than in the ordinary course of business;

5.15.17. terminated or amended or suffered the termination or amendment of, or failed to perform in all material respects all of its obligations or suffered or permitted any default to exist under any contract, lease, agreement or license;

5.15.18. received any notices that any supplier or customer has taken or contemplates any steps which could materially and adversely disrupt the business relationship of the Business with said supplier or customer; or

5.15.19. agreed, whether in writing or otherwise, to take any action described in this Section 5.15.

Section 5.16.          Independent Contractors.       The Business has heretofore utilized independent contractors to work as entertainers/dancers in the facility known as Jaguar’s Gold Club Fort Worth. Member hereby warrants that he has continually treated the entertainers/dancers as independent contractors, and has complied hereto with all applicable federal and Texas laws concerning those independent contractors, and shall do so up until the date of Closing.

Section 5.17.          Broker.                   Member hereby warrants that no broker, finder, or investment banker is entitled to any brokerage, finders or other fee of commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Member.

Section 5.18.          Limitation on Representations and Warranties.             The representations and warranties set forth in Sections 5.6, 5.7, and 5.13 shall be limited to the best of Members knowledge, provided, however, that should there be a breach of any of said sections that occurred prior to the Closing which arise within two (2) years after the Closing, the Member shall be solely responsible for any damages to Purchaser as a result of said breach and will indemnify and hold harmless Purchaser. Section 5.12 shall also be limited to the best of Members knowledge, but shall not be subject to the two (2) year termination of liability as set forth above as to a breach which occurred prior to Closing.

ARTICLE VI

Representations and Warranties of Purchaser

Purchaser represents and warrants to the Business and Member as follows:

Section 6.1.            Organization and Qualification.         Purchaser is a corporation or other legal entity duly formed, validly existing and in good standing under the laws of the State of Colorado or other state. The Purchaser has the requisite corporate power to execute and deliver this Agreement and to carry-out the transactions contemplated hereby. If necessary, the Purchaser is duly qualified as a foreign corporation in good standing in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to be so qualified would not prevent or materially delay consummation of the transactions contemplated hereby.

Section 6.2.            Authorization.        The execution, delivery and performance by the Purchaser of this Agreement and the transactions contemplated hereby are within the powers of the Purchaser and have been duly authorized by all necessary action. This Agreement constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws of general application affecting the enforcement of creditors’ rights generally.

Section 6.3.            Consents and Approvals.      The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by VCG, its board of directors, and those individuals executing this Agreement shall have all necessary authority for the action therein taken. VCG has or will notify all required regulatory bodies, or governmental agencies, as needed, of the transaction contemplated hereby. Neither the execution, delivery and performance by the Purchaser of this Agreement, nor the consummation by the Purchaser of the transactions contemplated hereby, will (a) violate, conflict with, or result in a breach of any provision of the charter or bylaws of the Purchaser or (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease, agreement or other instrument or obligation to which the Purchaser are a party, or by which its properties or assets may be bound, except for such violations, breaches or defaults which would not prevent or materially delay consummation of the transactions contemplated hereby.

ARTICLE VII

Due Diligence

Section 7.1.            Member’s documents.        Upon execution hereof, Member shall within five (5) business days produce for inspection and review the Business records beginning as of February 2007 through August 2007 (the “Confidential Records”) for the inspection by Purchaser, along with a copy of any items to be included on any or all of the Schedules which are a part of this Agreement. Upon receipt of the Confidential Records and completion of the Schedules hereto, Purchaser shall have thirty (30) days from receipt thereof (or a lesser amount of time determined in the sole and absolute discretion of Purchaser) for inspection of these records, to determine the economic condition, and viability of the Business, laws, rules, regulations, applicable to the

Business assets, books, records, documents, contracts, and agreements related to the Business.

Section 7.2.            Termination.          Should Purchaser not be satisfied with the results of the inspection of the Confidential Records, and/or information contained on completed Schedules hereto, Purchaser shall have the right to terminate this Agreement for any reason or no reason at all based on its sole and absolute discretion, and be entitled to a refund of any and all escrow funds, deposits, or down payments.

Section 7.3.            Covenant of Cooperation.     Member or its employees and agents, shall fully and accurately cooperate with Purchaser in all aspects of their inquiry during this due diligence phase.

Section 7.4.            Early Termination.                Purchaser may elect to terminate early its due diligence phase as described herein, upon two days written notice to Member herein.

ARTICLE VIII

Covenants

Section 8.1.            Future Assurances.             Member herein shall continue to work with Purchaser to consummate the transaction herein, and Member covenant to execute all reasonably required documents, as may be determined from time to time in the sole and absolute discretion of Purchaser, and work with Purchaser for the acquisition of all necessary licenses, permits, or certificates which may be required by any and all governmental entities.

Section 8.2.            Personnel of Purchaser.      Upon execution hereof, Member shall allow an individual designated by Purchaser to immediately be placed into the operating facility of Jaguar’s Gold Club Fort Worth for an inspection of the day-to-day operation of the Business, including but not limited to accountings, business operations, cash management, and other day-to-day material aspects of the Business. Member hereby covenants that the individual so designated by Purchaser shall have full and open opportunity to observe every aspect of the operations of the Business, and shall cooperate with that individual in providing reasonably requested information, documents, personnel, and other vital elements of the day-to-day operations of the Business.

Section 8.3.            Conduct of Business.          Except as contemplated by this Agreement or otherwise consented to in writing by the Purchaser, during the period from the date of this Agreement to the Closing Date, the Business shall, and the Member shall cause the Business to, conduct their business in the ordinary course of business of the Business consistent with past practice, all as may be required to carry on the business in the ordinary course of the Business consistent with past practice, and the Business will not intentionally take any actions that could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing Date, the Business will not and Member will not permit the Business to, without the prior written consent of the Purchaser:

(i) sell, pledge, dispose of or encumber its assets, except for sales of inventory and sales of obsolete assets and assets concurrently replaced with similar assets, in each case in the ordinary course of its business;

(ii) except as otherwise required by law or by any existing employee benefit plan, arrangement or agreement, materially increase the compensation or benefits payable to any employee of the Business or enter into, adopt, amend or terminate any employee benefit plan or any material employment agreement;

(iii) declare or make any dividends or other distributions on the Common Stock, or repurchase or otherwise reacquire for value any Units of Common Stock;

(iv) issue any Units of capital stock, or any warrants, options or other rights to purchase or acquire any capital stock;

(v) incur any indebtedness for borrowed money other than borrowings for working capital purposes under existing credit facilities in the ordinary course of business;

(vi) amend any tax return, change any method of tax accounting, make any elections that have any effect on any tax return, file for or make any refund claims relating to any tax or any tax return or settle any issues arising in any tax audit or contest.

(vii) other than in the ordinary course of business, enter into any Material Contract (including without limitation, any arrangement with any governmental body) or any amendment, cancellation or termination of any Material Contract, including without limitation any Contract with any governmental body or agency, or take any action impairing its rights under any Material Contract or take, or fail to take, any action that constitutes a material breach or default under any Material Contract;

(viii) amend or propose to amend the charter or bylaws of any of the Business; or

(ix) agree to do any of the foregoing.

Section 8.4.            Filings.       The Business, Purchaser and the Member shall exercise reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, each of the Business, Member and the Purchaser (a) shall make all required filings with or applications to governmental bodies and other regulatory authorities no later than five business days after the execution of this Agreement, and (b) shall exercise reasonable best efforts to (1) obtain all necessary waivers, consents and approvals from other parties to Material Contracts as identified by the Purchaser and set forth on Schedules 5.9 and 5.10 and to oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (2) otherwise fulfill all conditions to this Agreement.

Section 8.5.            Notification of Certain Matters.         The Business shall give prompt written notice to the Purchaser of (i) the occurrence, or failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any representation or warranty of the Business or Member contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date, and (ii) any failure of the Business or Member to comply with or satisfy, in any respect, any material covenant, condition or agreement to be complied with or satisfied under this Agreement.

Section 8.6.            Covenant Not to Compete.                 At the Closing, the Member and Richard Richardson shall enter into a Covenant Not to Compete Agreement as contained in the form of Schedules 8.6(a) and 8.6(b) hereto.

Section 8.7.            Employee Benefits.              There are no disputes, issues or claims relating to any Employee Benefits, including any such disputes, issues, or claims by any employee or by the Internal Revenue Service, any administrator or agent. All benefits are in full compliance with all regulations, rules, laws, statutes, agreements and federal state and local regulatory authorities. All Employee Benefits have been fully funded, or shall be fully funded prior to the date of Closing, or will be pro rated to the date of Closing.

Section 8.8.            Certain Income Tax Matters.

(a) Member shall pay or make provisions for offset or recoupment to Purchaser for all income and other tax liability as a result of the Business operations to any governing authority on or prior to the Closing Date. Member shall prepare or cause to be prepared all tax computations for such taxes due on or before the Closing Date, and the amount of such taxes due shall be paid by Member either by direct payment to the Department of Revenue, and proof of payment thereof, direct payment to Purchaser therefore, or offset in adjustment of the Purchase Price by the Purchaser. Member warrants that the tax computations will be accurate and complete and, subject to Section 5.8 hereof, shall be responsible for all taxes, penalties and interest due on all such taxes as of the Closing Date. The Member shall prepare and cause to be filed all income tax returns for the Business for the Business’ taxable years ending as of the end of the Closing Date. The Purchaser shall be responsible for the preparation and filing of all income tax returns and the payment of all income and other tax liabilities of the Business for the Business’ taxable periods beginning the day after the Closing Date and subsequent periods. Each party agrees to indemnify the other against any liability for federal income taxes payable by the indemnifying party as a result of any portion of the Business’ income allocable to the indemnifying party.

(b) The Member agree to cooperate with the Purchaser, and the Purchaser agree to cooperate (and cause the Business to cooperate) with the Member, to the extent necessary in connection with the filing of any tax return or similar document relating to the Purchasers acquisition of the Business. Each such tax return shall be based on the same tax accounting methods and elections as used for the Business’ taxable years immediately preceding the year of such return, except as otherwise required by law or as agreed upon by the Purchaser and the Member. A photocopy of each such tax return shall be furnished to the Purchaser at least 30 days before the due date (including any extensions) for filing the tax return. If the Purchaser disagrees with the amount or treatment of any item on any such return, the Purchaser shall notify the Member, and the Purchaser and the Seller shall proceed in good faith to resolve any dispute regarding the return before the due date.

Section 8.9.            Disbursing Agent.               The parties agree the closing funds will be disbursed through the trust or escrow account of United Title, 4880 Long Prairie, Suite 200, Flower Mount, TX 75028, Linda Miller, Branch Manager.

Section 8.10.          Payment of Contracts for Deeds.     Member has heretofore entered into contracts for deeds for the real property where Jaguar’s Gold Club Fort Worth. Member hereby covenants that he shall upon, at the date and time of Closing, take all necessary actions to insure immediate payment in full of the deeds of contract to acquire the real property in fee simple no later than the date of Closing, and obtain a title policy showing the owner as owner in fee simple of the real property, and Purchaser as owner of the structures thereon.

Section 8.11.          Cash and Inventory at Closing.        The Member hereby covenants, that the Business shall pay all accounts payable up to the Closing Date that have been incurred prior to the Closing Date in the operations of the Business. The Member covenants to have cash on hand sufficient to pay all outstanding checks issued prior to Closing, without the right of attachment, setoff, or other encumbrances leaving a net amount as of the date of Closing of no less than $10,000.00 available to Purchaser.

(a)           Inventory. Business and Member hereby covenant to have on hand in Inventory based on prior usage, or on schedules, at least three (3) weeks of food and beverage and other operating supplies necessary for Purchaser to acquire and operate the Business for three (3) consecutive weeks without the necessity of re-ordering those items.

Section 8.12.          Public Announcements.    The Member hereby covenants that he shall not issue any press release or otherwise making any public statement with respect to this Agreement, or the transactions contemplated hereby. Member covenants that he shall not object, and accept Purchaser has certain mandated regulated announcements which must be made, and covenant that it shall be allowed to make all necessary press releases, statements, or other such comments as required by law, rule or regulation without consultation and restriction.

Section 8.13.          Representations. Warranties, and Covenants.               The representations, warranties and covenants contained herein shall survive the Closing Date as follows:

(i)            Sections 5.1, 5.2, 5.4 and 5.9 and Article VIII without limitation.

(ii)           Sections 5.3, 5.5, 5.6., 5.7, 5.10, 5.11, 5.13, 5.14, 5.15, 5.16 and 5.17 for a period of two (2) years after the Closing Date.

(iii)          Sections 5.8 and 5.12 without limitation only subject to the statute of limitations for said items.

Section 8.14.          Joint and Several Liability. The Member herein agrees that the covenants, representations and warranties made in this section and previous sections of this Agreement, shall be joint and several liabilities against the Member (if more than one) for any breach of such covenant, representation, or warranty.

Section 8.15.          Consents and Approvals.      The Member shall obtain any waiver, consent, or approval as may be required in order to consummate the transactions contemplated by this Agreement, or that may be required by any agreement, lease, instrument, arrangement, judgment, decree, order or license to which such Member is a party or subject to up to the Closing Date, which would prohibit, or require the waiver, consent or approval of any Person to such transaction or under which, without such waiver, consent or approval, such transaction would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder, or give rise to a right of any party thereto to terminate its obligations thereunder.

Section 8.16.          Authority and Status.         Each Member shall obtain full capacity, power and authority to execute and deliver this Agreement (if necessary), to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other Person whomsoever. The execution, delivery and performance by each Member of this Agreement and each and every agreement, document and instrument provided for herein to be executed and delivered by such Member have been duly authorized and approved by each Member. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by a Member in connection herewith constitutes or will, when executed and delivered, constitute the legal, valid and binding obligation of each Member, enforceable against each Member in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally.

Section 8.17.          Ownership of Membership Interests.               The outstanding Membership Interests of the Business shall be beneficially owned, and of record by the Closing Date of those individuals and entities as shown on Schedule 8.17 hereto, and such Units shall be at the time of Closing free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, and at such time the authorization of no other Person or entity will be required in order to consummate the transactions contemplated herein.

Section 8.18.          Certain Payments.                The Member shall not, nor shall its officers, employees, agents and affiliates directly or indirectly be given or agree to be given or solicit or receive any gift, rebate or similar benefit to any customer, supplier, governmental employee or other Person which might subject the Business to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (i) if not given in the past might have had an adverse effect on the assets, business or operation of the Businesses, or (ii) if not continued in the future might adversely affect the assets, business, operations or prospects of the Business.

Section 8.19.          Litigation.              Member shall give notice of any suit, action, proceeding, claim or investigation which it shall become aware of prior to Closing, affecting any Member that if pursued and/or resulting in a judgment or decision against such Member would have a material and adverse affect on the assets, business, goodwill or financial condition of the Business up to the date of Closing.

Section 8.20.          Transition Period.                Member hereby covenants that he shall from the date of Closing and for ninety (90) consecutive days thereafter assist Purchaser in every reasonable manner in the transition of the day-to-day operations of the Business.  The assistance shall include, but not limited to, physical presence at the Business facility, and good faith activities including phone calls, face to face meetings, and other such activities to assist Purchaser in the transition for ninety (90) days immediately after Closing in accordance with Schedule 4.1(g).

Section 8.21.          Use of Jaguar’s Gold Club Name.      Member hereby covenants that the Purchaser shall be allowed to have unlimited use of the name Jaguar’s Gold Club provided, however, Member shall have the right to terminate such use with sixty (60) days notice.  In the event Purchaser shall be sued as a result of the use of the name after the Closing, Purchaser shall be solely responsible for the defense, consequences, and damages and the right and be entitled to any awards of any such suit; and the Member shall not be required to indemnify or hold harmless Purchaser for such suit.

ARTICLE IX

Indemnification by Member

Section 9.1.       Indemnification by Member.         Member hereby agrees to defend, indemnify and hold harmless Purchaser, the Businesses, and the respective successors, assigns and affiliates of the foregoing entities (collectively, the “Purchaser Indemnitees”) from and against any and all losses, diminish in value, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys’ fees (both those incurred in connection with the defense or prosecution of an indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, “Purchaser Losses”), caused by, or resulting from or in any way arising out of:

(a) (i) breaches of representations or warranties hereunder on the part of Member; and (ii) failure by Member to perform or otherwise fulfill any undertaking or other agreement or obligation hereunder;

(b) claims occurring on or prior to the Closing Date as a result of, directly or indirectly, the sale of any product, performance, or services, by the Company on or before the Closing Date, or any other claim asserted against Purchaser or the Businesses arising from any action or inaction of Member or the Businesses on or before the Closing Date.

(c) (i) any and all taxes imposed on Shareholder or any Affiliate of Shareholder (including, without limitation, the Businesses) for, or relating to, any taxable periods commencing before the Closing Date, including, but not limited to, (a) any liability of the Companies under any tax sharing agreement, whether or not written; and (b) any tax liability resulting from the termination, as of the Closing Date, of the Businesses as a member of any consolidated, affiliated, combined, unitary or other similar tax group and (ii) liabilities of the Businesses or Shareholder as a result of prior filings of tax returns of federal, state, local, or any other tax subdivision thereof, heretofore filed by the Businesses prior to the Date of Closing; and

(d) any and all actions, suits, proceedings, claims or demands incident to any of the foregoing for such indemnification.

Section 9.2.            Ongoing Lease Obligation/Offset.                    In addition hereto, and not as an exclusive remedy, any sums, claims or demands which give rise to indemnification may be satisfied by Purchaser by way of setoff of rental obligations referred to in Section 5.9 as limited by and more particularly described in the Ground Lease therein referenced and incorporated herein by reference.

ARTICLE X

Indemnification by Purchaser

Section 10.1.          Indemnification by Purchaser.           Purchaser hereby agrees to -defend, indemnify and hold harmless Member or his successors and assigns (collectively, “Shareholder Indemnitees”) from and against any and all losses, damages, assessments, judgments, costs and expenses, including reasonable attorneys’ fees, resulting from or arising out of:

(a) (i) breaches of representations and warranties under any part of the Agreement; and (ii) failure by Purchasers to perform or otherwise fulfill any undertaking or agreement or obligation hereunder;

(b) claims occurring after the Closing Date as a result of, directly or indirectly, the sale or service to the public at large by the Business arising or occurring after the Closing Date.

(c) claims occurring after the Closing Date for its brokers fees or commissions incurred as a result of the transaction herein contemplated.

ARTICLE XI

Conditions as to Closing

Section 11.1.          Conditions to Each Party’s Obligation.            The respective obligations of each party to effect the transactions contemplated hereby are subject to the satisfaction or waiver prior to the Closing Date of the following conditions:

(a) No Legal Prohibition. No statute, rule, regulation or order shall be enacted, promulgated, entered or enforced by any court or governmental authority which would prohibit consummation by or the ongoing business operation of an adult cabaret upon the Property.

(b) No Injunction. Such party shall not be prohibited by any order, ruling, consent, decree, judgment or injunction of a court or regulatory agency of competent jurisdiction from consummating the transactions contemplated hereby.

Section 11.2           Conditions to Obligation of the Purchasers.       The obligation of the Purchasers to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver, prior to or at the Closing, of the following conditions:

(a) Representations and Covenants. Except as expressly contemplated by this Agreement, the representations and warranties of the Member contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such breaches of representations and warranties as, individually or in the aggregate, do not have a Material Adverse Effect. The Member shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(b) Approvals. All governmental and third-party approvals, consents, permits or waivers set forth on Schedules 5.5 shall have been obtained in form and substance reasonably satisfactory to the Purchasers.

(c) Member Agreements. All agreements of the Member with any Member or any relative of the Member shall have been canceled, or shall be canceled effective as of the Closing, with no payment or cost of any nature to the Member.

(d) Covenant Not to Compete and Non-Disclosure Agreement. At the Closing, Member and Richard Richardson shall execute and deliver a Covenant Not to Compete and a Non-Disclosure Agreement contained in Schedule 8.6(a) and 8.6(b) hereto.

(e) Officer’s Certificate. The Member and the Chief Manager of the Business shall have delivered a certificate substantially in the form of Schedule 11.2(e) hereto.

(f) Chief Manager’s Certificate. The Chief Manager of the Business shall have delivered a certificate substantially in the form of Schedule 11.2(f) hereto.

(g) Absence of Adverse Changes. Since the date of the Reference Balance Sheet,

(I) The Business shall not have suffered any change in its financial condition, business, prospects, property or assets which, either singularly or in the aggregate, constitutes a Material Adverse Effect; and

(II) the Business and the Member shall not have permitted or suffered to occur any transaction or event which will materially adversely affect the transaction herein contemplated in the sole and absolute discretion of the Purchaser.

(h) Articles of Organization. If the Articles of Organization shall call for a member managed entity, the Member herein shall cause to be modified the Articles of Organization to authorize a manager managed limited liability company as set forth in Schedule 11.2(h), in order to facilitate the Purchaser in obtaining any permits, licenses, use and occupancy certificates, or other governmental requirement necessary for a Purchaser to continue the operation of the Business as it is currently conducted.

(i) Two Title Policies. Premises is paid in full and issued as set forth in 3.1W) and 4.1(f).

ARTICLE XII

Termination

Section 12.1          Termination.         This Agreement may be terminated at any time prior to the Closing:

(a)            By mutual written consent of the Purchasers and Member.

(b)           In writing by the Purchaser if prior to the Closing Date the Business or Member fail to perform in any material respect any of their obligations under this Agreement or the Company or Member have breached in any material respect any of their representations or warranties, and such failure or breach has not been cured within five (5) days after receipt of written notice of such failure or breach by the Purchaser.

(c)            In writing by the Purchaser if Purchaser is unable to acquire, in a satisfactory manner as determined by Purchaser in its sole and absolute discretion, any governmental authority, permits, licenses, of use and occupancy certificates or any governmental permission as may be required by law.

(d)           In writing by Purchaser, if Purchaser in its sole and absolute discretion determines during its due diligence phase to terminate this Agreement.

Section 12.2 Effect of Termination. In the event of termination of this Agreement by the Purchasers or Member as provided in Section 12.1 hereof, all obligations of the parties under this Agreement shall terminate without liability of any party to any other party.  All funds, escrow, and/or deposits heretofore paid by Purchaser shall be returned without offset, claims or demands.

ARTICLE XIII

General Provisions

Section 13.1           Rules of Construction.

(a) Material Adverse Effect. For purposes of this Agreement, a “Material Adverse Effect” shall mean a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), result of operations, business or prospects of the Company /taken as a whole, or on the Company and the Member’s ability to consummate the transactions contemplated by this Agreement.  For purposes hereof, an adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operations, business or prospects of the Company which has resulted or could reasonably be expected to result individually or in the aggregate in Losses of $25,000.00 shall be deemed a Material Adverse Effect.

(b) Knowledge. The Member and officers of the Company have made reasonable inquiry to obtain full knowledge of any and all material matters referred to in this agreement.

(c) Schedules. Any matter disclosed on any of the schedules attached hereto for any purpose of this Agreement shall be deemed to be disclosed on each of the schedules.

(d) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, then such provision shall be enforced to the extent that it is not illegal, invalid, unenforceable or void, and the remainder of this Agreement, as well as such provision as applied to other persons, places or circumstances, shall remain in full force and effect.

Section 13.2.          Survival.                All representations and warranties shall survive as provided in Section 8.13 hereof.

Section 13.3.          Notices.                 All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given or delivered when (i) delivered personally, (ii) sent by certified mail, return receipt requesteed or (iii) sent via a nationally recognized overnight courier to the recipient for next business day delivery. Such notices, demands and other communications shall be sent to the address indicated below:

I

(i)                                     If to Member:

Bryan S. Foster

2171 Manana Drive

Dallas, TX 75202

With copy to:

Arthur F. Selander
Attorney at Law

2001 ~~Blind~~ Bryan Tower, Ste. 1800

Dallas, TX 75201

(ii)                                  If to Purchasers:

Michael Ocello

Troy Lowrie

Brent Lewis

VCG Holding Corp.

390 Union Blvd., Suite 540

Lakewood, CO 80228

With copy to:

Martin A. Grusin

780 Ridge Lake Blvd., Suite 202

Memphis, TN 38120

Facsimile: 901-682-3590

or to such other address as any party may specify by notice given to the other party in accordance with this Section 13.3. The date of giving any such notice shall be (i) the date of hand delivery, (ii) the date sent by telephone facsimile if a business day or the first business day thereafter or (iii) the business day after delivery to the overnight courier service.

Section 13.4           Governing Law.    This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

Section 13.5           Entire Agreement.                This Agreement (including attached exhibits and schedules, and any ancillary or other agreements referred to therein) and the Confidentiality Agreement previously entered into among the parties, constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes any prior agreement or understanding, whether written or oral, among the parties or between any of them with respect to the subject matter of this Agreement. here are no representations, warranties, covenants, promises or undertakings, other than those expressly set forth or referred to herein.

Section 13.6           Amendment; Waiver.          This Agreement may be amended, modified or waived only by a written agreement signed by the Purchasers, the Company and Member. With regard to any power, remedy or right provided in this Agreement or otherwise available to any party, (i) no waiver or extension of time, shall be effective unless expressly contained in a writing signed by the waiving party, (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and (iii) waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

Section 13.7           Assignabilitv.                       This Agreement may not be assigned by Member or the Business for any purpose.  This Agreement is fully assignable by Purchasers to a wholly-owned entity of the Purchasers.

Section 13.8           Binding Effect.      This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and, if applicable, permitted assigns.

Section 13.9           Third-Party Beneficiaries.   Each party intends that this Agreement shall not benefit or create any right or cause of action in any person other than the parties hereto.

Section 13.10         Counterparts.        This Agreement may be executed in one or more counterparts, each of which shall constitute an original but when taken together shall constitute but one instrument.

Section 13.11         Expenses.              Each party to this Agreement shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants, provided that all expenses of the Company and Member shall be borne by the Member.

Section 13.12.        Attorney’s Fees.     Should either party be required to engage an attorney to enforce this Agreement, or the arbitration section as set forth below, the prevailing party shall receive all reasonable cost of enforcement, including, but not limited to a reasonable attorney’s fee.

ARTICLE XIV

Arbitration

Section 14.             Arbitration.           Each of the parties hereto agrees to submit to binding arbitration any and all differences and disputes which may arise between them, their heirs, successors, assigns, employees, officers, directors, affiliates, subsidiaries, or Member which are related to this Agreement.  Prior to initiating arbitration, the parties shall first meet face-to-face to effect a resolution of the differences.  Any differences which the parties are unable to resolve in said face-to-face meeting shall be heard and finally settled at a mutually agreed upon location by the parties, by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association.  If the parties do not agree upon a location, the arbitration proceeding shall be conducted in Dallas, Texas.  Any award entered in any such arbitration shall be final, binding, and may be entered and enforced in any court of competent jurisdiction. The arbitrator shall make such orders, conduct and schedule all proceedings in connection with the arbitration so that final arbitration commences no less than thirty (30) days and concludes no later than seventy-five (75) days after a party files the initial notice of arbitration, and so that the final arbitration award is made and delivered to the parties within ninety (90) days after the filing of the initial notice of arbitration.  The cost of such arbitration shall be apportioned as determined by the arbitrator, in any manner determined by him/her based upon the fault or lack thereof by the respective parties.  If the cost of such arbitration is not apportioned by the arbitrator, then the cost shall be borne equally between the parties hereto.  Nothing herein contained shall be construed as preventing any party from instituting legal or equitable action against any of the other parties for temporary or similar provisional relief to the full extent permitted under the laws applicable to this Agreement, or any such other written agreement between the parties or the performance hereof or thereof or otherwise pending final settlement of any dispute, difference or question by arbitration.  Any such provisional relieve may be modified or amended in any way by the arbitrator at any time after his appointment.

/s/ BF	/s/ MO
Initials	Initials

IN WITNESS WHEREOF, the parties hereto have set forth their hands and seals as of the day and year first above written.

VCG HOLDING COMPANY

By:	/s/ Micheal L Ocello
Title:	President

GOLDEN PRODUCTIONS JGC FORT WORTH, LLC

By:	/s/ Bryan S. Foster
Title:	Chief Manager

/s/ Bryan S. Foster
Bryan S. Foster, Individually

BILL OF SALE

Bryan S. Foster (“Seller”) does hereby sell, transfer, assign and convey unto VCG Holding Company, a Colorado corporation (“VCG”) Seller’s 100% unit interest in Golden Productions JGC Forth Worth, L.L.C., a Texas limited liability company (“Seller’s Unit Interest”).

The Seller hereby covenants and warrants that the (i) Seller is the lawful owner of Seller’s Unit Interest, and Seller shall defend title to Seller’s Unit Interest against the claims and demands of all persons; (ii) Seller’s Unit Interest are free from all liens, claims, charges and encumbrances; and (iii) Seller has the right to sell Seller’s Unit Interest.

IN WITNESS WHEREOF, the Seller has executed and delivered this BILL OF SALE effective as of the 17th day of September, 2007.

BRYAN S. FOSTER

/s/ Bryan S. Foster
BRYAN S. FOSTER

BILL OF SALE FOR IMPROVEMENTS,

FIXTURES & PERSONAL PROPERTY

Bryan S. Foster and Golden Productions JGC Fort Worth, LLC, a Texas limited liability company, d/b/a Jaguar’s Gold Club Fort Worth (“Sellers”) does hereby sell. transfer, assign and convey unto VCG Holding Company, a Colorado corporation (“VCG”) Seller’s 100% interest in the Improvements, Fixtures and Personal Property Interests located at 12325 Calloway Cemetery Road, Fort Worth, Texas located on, but not with the land as described in the legal description attached hereto and made a part hereof as Exhibit “A” (“Seller’s Improvements, Fixtures and Personal Property Interests “) as set forth in greater detail hereinbelow.

Not included in this Bill of Sale for Improvements, Fixtures and Personal Property is the land located in Tarrant County, Texas and more fully described in Exhibit “A” attached hereto and made a part hereof for all purposes, together with all of the easements, rights of way, privileges, liberties, hereditaments, strips and gores, streets, alleys, passages, ways, waters, watercourses, rights and appurtenances thereunto belonging or appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Grantor therein and in the streets and ways adjacent thereto, either in law or in equity (collectively, the “Laud);

Sold, transferred, assigned and conveyed in this Bill of Sale for Improvements, Fixtures and Personal Property are the structure or buildings, and all additions and improvements thereto, erected upon the Land, including all buildings materials and Fixtures (hereinafter defined) now forming a part of said structures or buildings, or delivered to the Land and intended to be installed in such structures or buildings (collectively the “Improvements”); as well as,’

All systems, devices, machinery, apparatus, equipment, fittings, appliances and fixtures of every kind and nature whatsoever located on the Land or the Improvements, including all electrical, anti-pollution, heating, lighting, laundry, incinerating, power, air-conditioning, plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigerating, ventilating, communication, garage and cooking systems, devices, machinery, apparatus, equipment, fittings, appliances and fixtures, and all engines, pipes, pumps, tanks, motors, conduits, ducts, compressors and switchboards, and ail storm doors and windows, dishwashers, attached cabinets and partitions not included in the Improvements (collectively, the “Fixtures”); as well as,

All articles of personal property of very kind and nature whatsoever, including but not limited to, all shades, awning, screens, furniture and carpets, now and hereafter affixed to, attached to, placed upon, used or usable in any way in connection with the use, enjoyment, occupancy or operation of the Land, Improvements, or Fixtures, unless excepted on Schedule 5.11 of the agreement set forth below and the Business as that term is defined in one certain Purchase of

BILL OF SALE ON IMPROVEMENTS, FIXTURES & PERSONAL PROPERTY - PAGE 1 [INITIALED:  BF]

Membership Interest dated, 17th day of September, 2007 between Sellers and VCG (collectively, the “Personal Property”);

The Seller hereby covenants and warrants that the (i) Seller is the lawful owner of Seller’s Improvements, Fixtures and Personal Property Interests and Seller shall defend title to Seller’s Improvements, Fixtures and Personal Property Interests against the claims and demands of all persons; (ii) Seller has the right to sell Seller’s Improvements, Fixtures and Personal Property Interests.

Upon the termination of the Deed of Ground Lease described in the attached Memorandum of Deed of Ground Lease and Key Provisions Summary attached hereto as Exhibit “B”, the title and ownership of the Improvements, Fixtures and Personalty as described herein shall revert back to Bryan S. Foster.

IN WITNESS WHEREOF, the Seller has executed and delivered this BILL OF SALE FOR IMPROVEMENTS, FIXTURES & PERSONAL PROPERTY effective as of the 17th day of September, 2007.

BRYAN S. FOSTER

/s/ Bryan S. Foster
BRYAN S. FOSTER

GOLDEN PRODUCTIONS JGC FORT WORTH,
LLC, a Texas limited liability company, d/b/a
JAGUAR’S GOLD CLUB FORT WORTH

By: /s/ Bryan S. Foster
Bryan S. Foster, Sole Member and
Chief Manager

BILL OF SALE ON IMPROVEMENTS, FIXTURES & PERSONAL PROPERTY PAGE 2 [INITIALED:  BF]

all that certain tract, parcel, or lot of land located in the J. W. Calloway Survey, Abstract No. 336, City of Fort Worth, County of Tarrant, Texas, according to the deed recorded in Volume 17130, Page 375, Deed Records, and County Clerks Document No. D206221398 Tarrant County, Texas, and being more particularly described by metes and bounds as follows:

BEGINNING at a point in the East line of Lot 1, Block 1, Calloway Addition an addition to the City of Fort Worth, Tarrant County, Texas according to the plat recorded in Cabinet A, Slide 9943 Plat Records, Tarrant County, Texas, lying S00°03’05”W a distance of 72.35 feet from the North corner of said Lot 1;

THENCE S00°03’05”W, a distance of 334.01 feet along said East line to a point at the Southeast corner of said Lot I;

THENCE N89°52’22”W, a distance of 534.27 feet along the South line of said Lot 1 to a point at the Southwest corner of said Lot 1;

THENCE along the Westerly line of said Lt 1 as follows:

1. N47°24’53”W, a distance of 83.54 feet to a point;

2. N02°02’23”W, a distance of 14.52 feet to a point;

3. S89°52’22”E, a distance of 46.16 feet to a point;

4. N00°07’38”E a distance of 12.68 feet to a point;

THENCE N89°52’22”W, a distance of 26.96 feet to a point lying 35.00 feet perpendicular from the west line of a tract of land described in the deed to Jerry Spencer, L.P. recorded in Volume 17131, Page 244, Deed Records, Tarrant County, Texas;

THENCE N02°14’36”W, a distance of 114.30 feet along a line 35 feet Easterly of and parallel with said West line of Spencer tract to a point:

THENCE Easterly, 381.36 feet along a non tangent curve to the left, having a radius of 1,010.00 feet, a central angle of 21°38’02” and a chord bearing N69°07’01”E, 379.10 feet to a point;

THENCE S89°56’55”E, a distance of 227.66 feet to the point of beginning, containing 3.769 acres of land.

The bearings recited hereon are oriented to the plat of Lot 1, Block 1, Calloway Addition recorded in Cab. A, Sld. 9943, Plat Records, Tarrant County. Texas

[RIGHT-HAND CORNER CONTAINS STAMP:  “EXHIBIT A”]

MEMORANDUM OF DEED OF GROUND LEASE

AND KEY PROVISIONS SUMMARY

Effective Date:	September 17,2007
Landlord:	Bryan S. Foster
Tenant:	VCG Holding Company, a Colorado corporation
Land and Leased Premises:

That certain parcel of land, containing approximately 3769 acres, located at 12325 Calloway Cemetery Road, in the City of Fort Worth, County of Tarrant, State of Texas, and more particularly described on Exhibit “A”

Notices:	Landlord:	Tenant:
	Bryan S. Foster 2171 Manana Drive Dallas, Texas 75243	VCG Corporation c/o Troy Lowry 390 Union Blvd., Suite 540 Lakewood, CO 80228
	With a copy to:	With a copy to:
	Kevin Richardson 6716 Valley View Lane Sachse, TX 75048 Art Selander, Esq. Quilling, Selander, Cummiskey & Lownds, P.C. 2001 Bryan Street, Suite 1800 Dallas, TX 75201	VCG Corporation c/o Michael Ocello 390 Union Blvd., Suite 540 Lakewood, CO 80228 Martin A. Grusin The Law Offices of Martin A. Grusin, P.C. 780 Ridge Lake Blvd., Suite 202 Memphis, TN 38120
Lease Commencement Date:	September 17, 2007
Rent Commencement Date:	September 17, 2007
Expiration Date (Initial Term):	September 30, 2012
Lease Term:	Initial Term – five (5) years (Section 1.1) Renewal Terms – four (4) terms of five (5) years each (Section 1.2)
Initial Monthly Rent:	$20,000.00
2nd Term Monthly Rent:	(if renewed) $22,000.00
3rd Term Monthly Rent:	(if renewed) $24,200.00
4th Term Monthly Rent:	(if renewed) $26,600.00
5th Term Monthly Rent	(if renewed) $29,260.00
Permitted Uses:

Solely for the operation of an adult entertainment facility or adult cabaret or for such other lawful purpose as Tenant may elect, so long as Tenant maintains a Specialized Certificate of Occupancy or the equivalent to operate as an adult cabaret (Section 1.4)

Broker	None
Exhibits	Exhibit “A” – Legal Description

If there are any inconsistencies between this Memorandum of Deed of Ground Lease and Key Provisions Summary and the other provisions of the Deed of Ground Lease, then the Deed of Ground Lease shall control.

[RIGHT-HAND CORNER CONTAINS STAMP:  “EXHIBIT B”]

LANDLORD

/s/ Bryan S. Foster
BRYAN S. FOSTER

STATE OF TEXAS                              §

COUNTY OF DALLAS                       §

This instrument was acknowledged before me this 17th day of September, 2007, by BRYAN S FOSTER.

[NOTARY STAMP:  CHRISTINE M. PRICE, NOTARY PUBLIC, STATE OF TEXAS, MY COMMISSION EXPIRES MARCH 20, 2010]

/s/ Christine M. Price
Notary Public, State of Texas

TENANT

VCG CORPORATION

By:	/s/ Michael L. Ocello
Michael Ocello, President

STATE OF TEXAS                              §

COUNTY OF DALLAS                       §

This instrument was acknowledged before me this 17th day of September, 2007, by Michael Ocello, President of VCG CORPORATION on behalf of and as the act and deed of said corporation.

[NOTARY STAMP:  CHRISTINE M. PRICE, NOTARY PUBLIC, STATE OF TEXAS, MY COMMISSION EXPIRES MARCH 20, 2010]

/s/ Christine M. Price
Notary Public, State of Texas

SCHEDULE 4.1(b)

EXCEPTIONS TO STATEMENT ON LOST RECORDS

Bryan S. Foster hereby states and affirms the following as part of the purchase of the Membership Interest agreement dated the 17th day of September, 2007, by and among VCG Holding Company and Golden Productions JGC Fort Worth, LLC and himself (Agreement):

1.             He is the sole owner of all of the interests (Units) of Golden Productions JGC Fort Worth, LLC (the Business); and

2.             That the Units, certificates, membership books, membership transfer ledgers, minute books, regulations, and seals (if any) of the Business either do not exist any more or are lost; and

3.             Nothing contained in the items set forth in 2 above in any way has or had any effect on his ability and authority to perform all of his and the Business’ obligations, representations, covenants and warranties contained in the Agreement, nor does same have any Material Adverse Effect as that term is defined in the Agreement on the Business.

/s/ Bryan S. Foster
Bryan S. Foster

SCHEDULE 4.1(c)

RESIGNATION OF MANAGERS, OFFICERS AND DIRECTORS

Bryan S. Foster hereby states that he owns clear of all liens and encumbrances of any kind all the interests (Units) and is the sole member of Golden Productions JGC Fort Worth, LL, and that he and all officers, directors and managers (not operational managers, that is the persons designated to manage the day-to-day actual operations of the Business) have resigned or been discharged from their positions as such.

/s/ Bryan S. Foster
Bryan S. Foster

SCHEDULE 4.1(g)

TRANSITIONAL HELP OF MEMBER

Member or his designated representative shall assist in transition of the Business for ninety (90) days following the Closing in a reasonable manner fulfilling all reasonable requests to Purchaser for assistance in the transaction without pay.

/s/ Bryan S. Foster
Bryan S. Foster

Golden Productions JGC Ft. Worth, LLC.
Income Statement
For the Two Months Ending February 28, 2007

	Current Month		Year to Date
Revenues
Sales-Cover Charge	$101,180.32	61.47	$101,180.32	61.47
Sales-Food & Beverages	18,109.00	11.00	18,109.00	11.00
Sales-Cigars	758.00	0.46	758.00	0.46
Sales-Champagne	270.00	0.16	270.00	0.16
Sales-Vending	1,870.00	1.14	1,870.00	1.14
Sales-Dancer’s House Fee	24,707.00	15.01	24,707.00	15.01
Sales-Dancer’s Merchandise	7,567.50	4.60	7,567.50	4.60
Sales-Dancer’s Skips	1,700.00	1.03	1,700.00	1.03
Sales-Dancer’s Booths	6,160.00	3.74	6,160.00	3.74
Sales-Dancer’s Fines	758.00	0.46	758.00	0.46
Sales-Poker Chip Fee	1,534.50	0.93	1,534.50	0.93

Total Revenues	164,614.32	100.00	164,614.32	100.00

Costs of Sales
Costs of Sales-Food & Bev	640.00	0.39	640.00	0.39
Cost of Sales-Contract Labor	4,525.00	2.75	4,525.00	2.75
Cost of Sales-Tobacco	1,112.82	0.68	1,112.82	0.68
Vending Supplies	4,049.62	2.46	5,405.89	3.28

Total Cost of Sales	10,327.44	6.27	11,683.71	7.10

Gross Profit	154,286.88	93.73	152,930.61	92.90

Expenses
Sales Tax Payable	8,797.56	5.34	8,797.56	5.34
Advertising Expense	17,070.35	10.37	17,124.35	10.40
Decorating	703.62	0.43	703.62	0.43
Auto Expenses	373.53	0.23	422.03	0.26
Contract Labor	1,000.00	0.61	1,000.00	0.61
Bar Supplies	3,372,64	2.05	6,548.33	3.98
Cash Over and Short	(997.27)	(0.61)	(997.27)	(0.61)
Insurance Expense	675.00	0.41	675.00	0.41
Laundry and Cleaning Exp	290.12	0.18	290.12	0.18
Janitorial	7,174.12	4.36	8,009.19	4.87
Legal and Professional Expense	270.63	0.16	8,156.55	4.95
Licenses Expense	500.00	0.30	500.00	0.30
Maintenance Expense	3,175.99	1.93	3,654.15	2.22
Meals Expense	0.00	0.00	35.42	0.02
Equipment – Furnishings	2,464.67	1.50	13,579.39	8.25
Computer & POS	99.00	0.06	2,865.25	1.74
Printing & Copies	272.78	0.17	479.75	0.29
Office Expense	1,721.52	1.05	2,172.96	1.32
Outside Services	1,106.98	0.67	1,106.98	0.67
Payroll Tax Expense	1,932.32	1.17	1,932.32	1.17
Other Taxes	0.00	0.00	696.31	0.42
Rent or Lease Expense	0.00	0.00	90.00	0.05
Repairs Expense	2,718.62	1.65	3,290.47	2.00
Sales Promotion	7,498.71	4.56	7,498.71	4.56
Supplies Expense	1,331.43	0.81	1,331,43	0.81
Taxi Commission	365.00	0.22	365.00	0.22
Telephone Expense	1,343.70	0.82	1,343.70	0.82
Travel Expense	972.00	0.59	972.00	0.59
Salaries Expense	30,026.15	18.24	34,526.15	20.97
Utilities Expense	5,327.74	3.24	5,577.74	3.39
Other Expense	4,514.27	2.74	6,130,75	3.72

Total Expenses	104,101.18	63.24	138,877.96	84.37
Net Income	$50,185.70	30.49	$14,052.65	8.54

For Management Purposes Only

[Initialed:  illegible]

1

Golden Productions JGC Ft. Worth, LLC.
Income Statement
For the Three Months Ending March 31, 2007

	Current Month		Year to Date
Revenues
Sales-Cover Charge	$128,355.00	57.10	$229,535.32	58.94
Sales-Food & Beverages	22,400.00	9.96	40,509.00	10.40
Sales-Cigars	1,200.00	0.53	1,958.00	0.50
Sales-Champagne	450.00	0.20	720.00	0.18
Sales-Vending	1,732.00	0.77	3,602.00	0.92
Sales-Dancer’s House Fee	35,731.00	15.90	60,438.00	15.52
Sales-Dancer’s Merchandise	7,387.00	3.29	14,954.50	3.84
Sales-Dancer’s Skips	2,980.00	1.33	4,680.00	1.20
Sales-Dancer’s Booths	17,698.00	7.87	23,858.00	6.13
Sales-Dancer’s Fines	1,644.00	0.73	2,402.00	0.62
Sales-Poker Chip Fee	5,216.50	2.32	6,751.00	1.73

Total Revenues	224,793.50	100.00	389,407.82	100.00

Costs of Sales
Cost of Sales-Food & Bev	1,976.86	0.88	2,616.86	0.67
Cost of Sales-Contract Labor	162.00	0.07	4,687.00	1.20
Cost of Sales-Tobacco	255.00	0.11	1,367.82	0.35
Vending Supplies	1,832.56	0.82	7,238.45	1.86

Total Cost of Sales	4,226.42	1.88	15,910.13	4.09

Gross Profit	220,567.08	98.12	373,497,69	95.91

Expenses
Sales Tax Payable	11,557.10	5.14	20,354.66	5.23
Advertising Expense	16,330.00	7.26	33,454.35	8.59
Decorating	0.00	0.00	703.62	0.18
Auto Expenses	880.36	0.39	1,302.39	0.33
Contract Labor	0.00	0.00	1,000.00	0.26
Bar Supplies	335.28	0.15	6,883.61	1.77
Cash Over and Short	(227.96)	(0.10)	(1,225.23)	(0.31)
Insurance Expense	0.00	0.00	675.00	0.17
Laundry and Cleaning Exp	322.78	0.14	612.90	0.16
Janitorial	5,717.59	2.54	13,726.78	3.53
Legal and Professional Expense	138.95	0.06	8,295.50	2.13
Licenses Expense	0.00	0.00	500.00	0.13
Maintenance Expense	567.06	0.25	4,221.21	1.08
Meals Expense	0.00	0.00	35.42	0.01
Equipment – Furnishings	0.00	0.00	13,579.39	3.49
Computer & POS	0.00	0.00	2,865.25	0.74
Printing & Copies	0.00	0.00	479.75	0.12
Office Expense	874.57	0.39	3,047.53	0.78
Outside Services	2,746.54	1.22	3,853.52	0.99
Payroll Tax Expense	5,461.91	2.43	7,394.23	1.90
Other Taxes	0.00	0.00	696.31	0.18
Rent or Lease Expense	0.00	0.00	90.00	0.02
Repairs Expense	3,265.21	1.45	6,555.68	1.68
Sales Promotion	15,418.47	6.86	22,917.18	5.89
Supplies Expense	0.00	0.00	1,331,43	0.34
Taxi Commission	1,435.00	0.64	1,800.00	0.46
Telephone Expense	774.64	0.34	2,118.34	0.54
Travel Expense	0.00	0.00	972.00	0.25
Salaries Expense	38,475.28	17.12	73,001.43	18.75
Utilities Expense	4,510.63	2.01	10,088.60	2.59
Other Expense	7,839.35	3.49	13,970.60	3.59

Total Expenses	116,423.26	51.79	255,301.22	65.56
Net Income	$104,143.82	46.33	$118,196.47	30.35

For Management Purposes Only

[Initialed:  illegible]

1

Golden Productions JGC Ft. Worth, LLC.
Income Statement
For the Four Months Ending April 30, 2007

	Current Month		Year to Date
Revenues
Sales-Cover Charge	$124,665.00	54.53	$354,200.32	57.31
Sales-Food & Beverages	22,530.00	9.86	63,039.00	10.20
Sales-Cigars	1,153.00	0.50	3,111.00	0.50
Sales-Champagne	180.00	0.08	900.00	0.15
Sales-Vending	2,381.00	1.04	5,983.00	0.97
Sales-Dancer’s House Fee	37,959.00	16.61	98,397.00	15.92
Sales-Dancer’s Merchandise	8,141.00	3.56	23,095.50	3.74
Sales-Dancer’s Skips	4,860.00	2.13	9,540.00	1.54
Sales-Dancer’s Booths	17,360.00	7.59	41,218.00	6.67
Sales-Dancer’s Fines	1,684.00	0.74	4,086.00	0.66
Sales-Poker Chip Fee	7,683.50	3.36	14,434.50	2.34

Total Revenues	228,596.50	100.00	618,004.32	100.00

Costs of Sales
Cost of Sales-Food & Bev	2,287.22	1.00	4,904.08	0.79
Cost of Sales-Contract Labor	0.00	0.00	4,687.00	0.76
Cost of Sales-Tobacco	525.00	0.23	1,892.82	0.31
Vending Supplies	1,969.23	0.86	9,207.68	1.49

Total Cost of Sales	4,781.45	2.09	20,691.58	3.35

Gross Profit	223,815.05	97.91	597,312.74	96.65

Expenses
Sales Tax Payable	11,263.06	4.93	31,617.72	5.12
Advertising Expense	12,965.00	5.67	46,419.35	7.51
Decorating	378.88	0.17	1,082.50	0.18
Auto Expenses	728.92	0.32	2,031.31	0.33
Contract Labor	0.00	0.00	1,000.00	0.16
Bar Supplies	994.81	0.44	7,878.42	1.27
Cash Over and Short	(181.79)	(0.08)	(1,407.02)	(0.23)
Insurance Expense	850.00	0.37	1,525.00	0.25
Laundry and Cleaning Exp	380.02	0.17	992.92	0.16
Janitorial	5,454.40	2.39	19,181.18	3.10
Legal and Professional Expense	125.00	0.05	8,420.50	1.36
Licenses Expense	0.00	0.00	500.00	0.08
Maintenance Expense	1,106.28	0.48	5,327.49	0.86
Meals Expense	0.00	0.00	35.42	0.01
Equipment – Furnishings	0.00	0.00	13,579.39	2.20
Computer & POS	0.00	0.00	2,865.25	0.46
Printing & Copies	0.00	0.00	479.75	0.08
Office Expense	325.92	0.14	3,373.45	0.55
Outside Services	1,881.00	0.82	5,734.52	0.93
Payroll Tax Expense	4,268.38	1.87	11,662.61	1.89
Other Taxes	0.00	0.00	696.31	0.11
Rent or Lease Expense	0.00	0.00	90.00	0.01
Repairs Expense	751.86	0.33	7,307.54	1.18
Sales Promotion	4,782.27	2.09	27,699.45	4.48
Supplies Expense	0.00	0.00	1,331,43	0.22
Taxi Commission	1,385.00	0.61	3,185.00	0.52
Telephone Expense	48.82	0.02	2,167.16	0.35
Travel Expense	0.00	0.00	972.00	0.16
Salaries Expense	36,631.03	16.02	109,632.46	17.74
Utilities Expense	5,027.24	2.20	15,115.61	2.45
Other Expense	7,525.99	3.29	21,396.59	3.48

Total Expenses	96,692.09	42.30	351,993.31	56.96
Net Income	$127,122.96	55.61	$245,319.43	39.70

For Management Purposes Only

[Initialed:  illegible]

1

Golden Productions JGC Ft. Worth, LLC.
Income Statement
For the Five Months Ending May 31, 2007

	Current Month		Year to Date
Revenues
Sales-Cover Charge	$134,159.00	55.25	$488,359.32	56.73
Sales-Food & Beverages	22,920.00	9.44	85,959.00	9.99
Sales-Cigars	625.00	0.26	3,736.00	0.43
Sales-Champagne	0.00	0.00	900.00	0.10
Sales-Vending	2,093.00	0.86	8,076.00	0.94
Sales-Dancer’s House Fee	43,725.00	18.01	142,122.00	16.51
Sales-Dancer’s Merchandise	7,723.00	3.18	30,818.50	3.58
Sales-Dancer’s Skips	6,580.00	2.71	16,120.00	1.87
Sales-Dancer’s Booths	12,688.00	5.22	53,906.00	6.26
Sales-Dancer’s Fines	2,632.00	1.08	6,718.00	0.78
Sales-Poker Chip Fee	9,693.75	3.99	24,128.25	2.80

Total Revenues	242,838.75	100.00	860,843.07	100.00

Costs of Sales
Cost of Sales-Food & Bev	2,381.71	0.98	7,285.79	0.85
Cost of Sales-Contract Labor	0.00	0.00	4,687.00	0.54
Cost of Sales-Tobacco	139.00	0.06	2,031.82	0.24
Vending Supplies	2,289.04	0.94	11,496.72	1.34

Total Cost of Sales	4,809.75	1.98	25,501.33	2.96

Gross Profit	238,029.00	98.02	835,341.74	97.04

Expenses
Sales Tax Payable	11,958.91	4.92	43,576.63	5.06
Advertising Expense	15,430.00	6.35	61,849.35	7.18
Decorating	0.00	0.00	1,082.50	0.13
Auto Expenses	197.97	0.08	2,229.28	0.26
Contract Labor	0.00	0.00	1,000.00	0.12
Bar Supplies	1,112.81	0.46	8,991.23	1.04
Cash Over and Short	1,959.87	0.81	552.85	0.06
Insurance Expense	0.00	0.00	1,525.00	0.18
Laundry and Cleaning Exp	450.97	0.19	1,443.89	0.17
Janitorial	5,982.65	2.46	25,163.83	2.92
Legal and Professional Expense	0.00	0.00	8,420.50	0.98
Licenses Expense	1,100.80	0.45	1,600.80	0.19
Maintenance Expense	531.34	0.22	5,858.83	0.68
Meals Expense	0.00	0.00	35.42	0.00
Equipment – Furnishings	0.00	0.00	13,579.39	1.58
Computer & POS	0.00	0.00	2,865.25	0.33
Printing & Copies	139.64	0.06	619.39	0.07
Office Expense	200.48	0.08	3,573.93	0.42
Outside Services	1,717.59	0.71	7,452.11	0.87
Payroll Tax Expense	4,228.84	1.74	15,891.45	1.85
Other Taxes	0.00	0.00	696.31	0.08
Rent or Lease Expense	0.00	0.00	90.00	0.01
Repairs Expense	2,696.78	1.11	10,004.32	1.16
Sales Promotion	5,860.39	2.41	33,559.84	3.90
Supplies Expense	300.00	0.12	1,631.43	0.19
Taxi Commission	1,860.00	0.77	5,045.00	0.59
Telephone Expense	666.68	0.27	2,833.84	0.33
Travel Expense	64.72	0.03	1,036.72	0.12
Salaries Expense	34,376.96	14.16	144,009.42	16.73
Utilities Expense	7,976.10	3.28	23,091.71	2.68
Other Expense	7,577.12	3.12	29,073.71	3.38

Total Expenses	106,390.62	43.81	458,383.93	53.25
Net Income	$131,638.38	54.21	$376,957.81	43.79

For Management Purposes Only

[Initialed:  illegible]

1

Golden Productions JGC Ft. Worth, LLC.
Income Statement
For the Six Months Ending June 30, 2007

	Current Month		Year to Date
Revenues
Sales-Cover Charge	$136,017.00	56.26	$624,376.32	56.63
Sales-Food & Beverages	24,329.00	10.06	110,288.00	10.00
Sales-Cigars	848.00	0.35	4,584.00	0.42
Sales-Champagne	0.00	0.00	900.00	0.08
Sales-Vending	5,418.00	2.24	13,494.00	1.22
Sales-Dancer’s House Fee	41,255.00	17.06	183,377.00	16.63
Sales-Dancer’s Merchandise	8,348.00	3.45	39,166.50	3.55
Sales-Dancer’s Skips	3,740.00	1.55	19,860.00	1.80
Sales-Dancer’s Booths	14,318.00	5.92	68,224.00	6.19
Sales-Dancer’s Fines	2,200.00	0.91	8,918.00	0.81
Sales-Poker Chip Fee	5,290.00	2.19	29,418.25	2.67

Total Revenues	241,763.00	100.00	1,102,606.07	100.00

Costs of Sales
Cost of Sales-Food & Bev	2,429.62	1.00	9,715.41	0.88
Cost of Sales-Contract Labor	0.00	0.00	4,687.00	0.43
Cost of Sales-Tobacco	410.00	0.17	2,441,82	0.22
Vending Supplies	2,192.01	0.91	13,688.73	1.24

Total Cost of Sales	5,031.63	2.08	30,532.96	2.77

Gross Profit	236,731.37	97.92	1,072,073.11	97.23

Expenses
Sales Tax Payable	12,223.58	5.06	55,800.21	5.06
Advertising Expense	10,415.00	4.31	72,264.35	6.55
Decorating	0.00	0.00	1,082.50	0.10
Auto Expenses	423.80	0.18	2,653.08	0.24
Contract Labor	0.00	0.00	1,000.00	0.09
Bar Supplies	390.37	0.16	9.381.60	0.85
Cash Over and Short	136.59	0.06	689.44	0.06
Insurance Expense	0.00	0.00	1,525.00	0.14
Laundry and Cleaning Exp	409.58	0.17	1,853.47	0.17
Janitorial	5,844.59	2.42	31,008.42	2.81
Legal and Professional Expense	0.00	0.00	8,420.50	0.76
Licenses Expense	0.00	0.00	1,600.80	0.15
Maintenance Expense	164.27	0.07	6,023.10	0.55
Meals Expense	0.00	0.00	35.42	0.00
Equipment – Furnishings	0.00	0.00	13,579.39	1.23
Computer & POS	0.00	0.00	2,865.25	0.26
Printing & Copies	0.00	0.00	619.39	0.06
Office Expense	463.78	0.19	4,037.71	0.37
Outside Services	2,584.89	1.07	10,037.00	0.91
Payroll Tax Expense	6,526.75	2.70	22,418.20	2.03
Other Taxes	0.00	0.00	696.31	0.06
Rent or Lease Expense	0.00	0.00	90.00	0.01
Repairs Expense	627.32	0.26	10,631.64	0.96
Sales Promotion	9,561.75	3.96	43,121.59	3.91
Supplies Expense	267.76	0.11	1,899.19	0.17
Taxi Commission	1,075.00	0.44	6,120.00	0.56
Telephone Expense	652.11	0.27	3,485.95	0.32
Travel Expense	0.00	0.00	1,036.72	0.09
Salaries Expense	54,435.77	22.52	198,445.19	18.00
Utilities Expense	1,047.90	0.43	24,139.61	2.19
Other Expense	7,219.81	2.99	36,293.52	3.29

Total Expenses	114,470.62	47.35	572,854.55	51.95
Net Income	$122,260.75	50.57	$499,218.56	45.28

For Management Purposes Only

[Initialed:  illegible]

1

Golden Productions JGC Ft. Worth, LLC.
Income Statement
For the Seven Months Ending July 31, 2007

	Current Month		Year to Date
Revenues
Sales-Cover Charge	$136,238.00	54.75	$760,614.32	56.28
Sales-VIP Cover Charges	30.00	0.01	30.00	0.00
Sales-Food & Beverages	26,300.02	10.57	136,588.02	10.11
Sales-Cigars	521.00	0.21	5,105.00	0.38
Sales-Champagne	35.00	0.01	935.00	0.07
Sales-Vending	4,755.00	1.91	18,249.00	1.35
Sales-Dancer’s House Fee	39,837.00	16.01	223,214.00	16.52
Sales-Dancer’s Merchandise	7,420.00	2.98	46,586.50	3.45
Sales-Dancer’s Skips	5,860.00	2.35	25,720.00	1.90
Sales-Dancer’s Booths	18,244.00	7.33	86,468.00	6.40
Sales-Dancer’s Fines	2,412.00	0.97	11,330.00	0.84
Sales-Poker Chip Fee	7,200.75	2.89	36,619.00	2.71

Total Revenues	248,852.77	100.00	1,351,458.84	100.00

Costs of Sales
Cost of Sales-Food & Bev	2,515.32	1.01	12,240.73	0.91
Cost of Sales-Contract Labor	0.00	0.00	4,687.00	0.35
Cost of Sales-Tobacco	164.00	0.07	2,605.82	0.19
Vending Supplies	2,270.35	0.91	15,959.08	1.18

Total Cost of Sales	4,959.67	1.99	35,492.63	2.63

Gross Profit	243,893.10	98.01	1,315,966.21	97.37

Expenses
Sales Tax Payable	12,369.93	4.97	68,170.14	5.04
Advertising Expense	10,215.00	4.10	82,479.35	6.10
Decorating	0.00	0.00	1,082.50	0.08
Auto Expenses	234.98	0.09	2,888.06	0.21
Contract Labor	0.00	0.00	1,000.00	0.07
Bar Supplies	557.46	0.22	9,939.06	0.74
Cash Over and Short	(57.95)	(0.02)	631.49	0.05
Insurance Expense	0.00	0.00	1,525.00	0.11
Laundry and Cleaning Exp	356.58	0.14	2,210.05	0.16
Janitorial	8,604.80	3.46	39,613.22	2.93
Legal and Professional Expense	375.00	0.15	8,795.50	0.65
Licenses Expense	0.00	0.00	1,600.80	0.12
Maintenance Expense	589.00	0.24	6,612.10	0.49
Meals Expense	0.00	0.00	35.42	0.00
Equipment – Furnishings	0.00	0.00	13,579.39	1.00
Computer & POS	311.50	0.13	3,176.75	0.24
Printing & Copies	250.00	0.10	869.39	0.06
Office Expense	651.00	0.26	4,688.71	0.35
Outside Services	2,495.56	1,00	12,532.56	0.93
Payroll Tax Expense	4,810.59	1.93	27,228.79	2.01
Other Taxes	0.00	0.00	696.31	0.05
Rent or Lease Expense	0.00	0.00	90.00	0.01
Repairs Expense	3,122.84	1.25	13,754.48	1.02
Sales Promotion	2,617.75	1.05	45,739.34	3.38
Supplies Expense	0.00	0.00	1,899.19	0.14
Taxi Commission	1,970.00	0.79	8,090.00	0.60
Telephone Expense	643.21	0.26	4,129.16	0.31
Travel Expense	0.00	0.00	1,036.72	0.08
Salaries Expense	42,667.50	17.15	241,112.69	17.84
Utilities Expense	10,185.56	4.09	34,325.17	2.54
Other Expense	7,104.75	2.86	43,398.27	3.21
Total Expenses	110,075.06	44.23	682,929.61	50.53

Net Income	$133,818.04	53.77	$633,036.60	46.84

For Management Purposes Only

[Initialed:  illegible]

1

Golden Productions JGC Ft. Worth, LLC.
Income Statement
For the Eight Months Ending August 31, 2007

	Current Month		Year to Date
Revenues
Sales-Cover Charge	$132,270.00	54.68	$892,884.32	56.04
Sales-VIP Cover Charges	0.00	0.00	30.00	0.00
Sales-Food & Beverages	24,861.00	10.28	161,449.02	10.13
Sales-Cigars	630.00	0.26	5,735.00	0.36
Sales-Champagne	0.00	0.00	935.00	0.06
Sales-Vending	5,293.00	2.19	23,542.00	1.48
Sales-Dancer’s House Fee	44,270.00	18.30	267,484.00	16.79
Sales-Dancer’s Merchandise	6,902.00	2.85	53,488.50	3.36
Sales-Dancer’s Skips	5,660.00	2.34	31,380.00	1.97
Sales-Dancer’s Booths	15,465.00	6.39	101,933.00	6.40
Sales-Dancer’s Fines	2,245.00	0.93	13,575.00	0.85
Sales-Poker Chip Fee	4,289.50	1.77	40,908.50	2.57

Total Revenues	241,885.50	100.00	1,593,344.34	100.00

Costs of Sales
Cost of Sales-Food & Bev	3,215.84	1.33	15,456.57	0.97
Cost of Sales-Contract Labor	200.00	0.08	4,887.00	0.31
Cost of Sales-Tobacco	340.00	0.14	2,945.82	0.18
Vending Supplies	1,391.23	0.58	17,350.31	1.09

Total Cost of Sales	5,147.07	2.13	40,639.70	2.55

Gross Profit	236,738.43	97.87	1,552,704.64	97.45

Expenses
Sales Tax Payable	11,963.27	4.95	80,133.41	5.03
Advertising Expense	17,220.00	7.12	99,699.35	6.26
Decorating	0.00	0.00	1,082.50	0.07
Auto Expenses	236.86	0.10	3,124.92	0.20
Contract Labor	0.00	0.00	1,000.00	0.06
Bar Supplies	382.00	0.16	10,321.06	0.65
Cash Over and Short	(46.74)	(0.02)	5584.75	0.04
Insurance Expense	0.00	0.00	1,525.00	0.10
Laundry and Cleaning Exp	508.44	0.21	2,718.49	0.17
Janitorial	6,241.71	2.58	45,854.93	2.88
Legal and Professional Expense	200.00	0.08	8,995.50	0.56
Licenses Expense	0.00	0.00	1,600.80	0.10
Maintenance Expense	687.48	0.28	7,299.58	0.46
Meals Expense	0.00	0.00	35.42	0.00
Equipment – Furnishings	470.56	0.19	14,049.95	0.88
Computer & POS	0.00	0.00	3,176.75	0.20
Printing & Copies	0.00	0.00	869.39	0.05
Office Expense	267.39	0.11	4,956.10	0.31
Outside Services	1,948.44	0.81	14,481.00	0.91
Payroll Tax Expense	4,904.89	2.03	32,133.68	2.02
Other Taxes	0.00	0.00	696.31	0.04
Rent or Lease Expense	0.00	0.00	90.00	0.01
Repairs Expense	965.16	0.40	14,719.64	0.92
Sales Promotion	7,409.69	3.06	53,149.03	3.34
Supplies Expense	240.00	0.10	2,139.19	0.13
Taxi Commission	2,445.00	1.01	10,535.00	0.66
Telephone Expense	649.70	0.27	4,778.86	0.30
Travel Expense	0.00	0.00	1,036.72	0.07
Salaries Expense	39,626.70	16.38	280,739.39	17.62
Wages Expense	1,100.00	0.45	1,100.00	0.07
Utilities Expense	5,843.17	2.42	40,168.34	2.52
Other Expense	8,499.22	3.51	51,897.49	3.26
Total Expenses	111,762.94	46.20	794,692.55	49.88

Net Income	$124,975.49	51.67	$758,012.09	47.57

For Management Purposes Only

[Initialed:  illegible]

1

Golden Productions JGC Ft. Worth, LLC.
Balance Sheet
August 31, 2007

ASSETS

Current Assets
Cash on Hand - Safe	$10,000.00
Cash in Bank	(7,291.87)
Due to/From JGC Management	(800.00)

Total Current Assets		1,908.13

Property and Equipment
Furniture and Fixtures	81,100.26
Equipment	11,787.43
Building Improvements	6,240.38
Land Improvements	11,000.00

Total Property and Equipment		111,128.07

Other Assets

Total Other Assets		0.00

Total Assets		$113,036.20

LIABILITIES AND CAPITAL

Current Liabilities

Total Current Liabilities		0.00

Long-Term Liabilities

Total Long-Term Liabilities		0.00

Total Liabilities

Capital
Dividends Paid	$(644,975.89)
Net Income	758,012.09

Total Capital		113,036.20

Total Liabilities & Capital		$113,036.20

Unaudited - For Management Purposes Only

[Initialed:  illegible]

SCHEDULE 5.3(b)
EXCEPTIONS TO REFERENCE FINANCIAL DATA

NONE

[INITIALED:  BF]

SCHEDULE 5.3(c)
EXCEPTIONS TO MATERIAL ADVERSE EFFECT

NONE

[INITIALED:  BF]

SCHEDULE 5.5
EXCEPTIONS TO CONSENTS AND APPROVALS

City of Fort Worth/Specialized Certificate of Occupancy Necessary to Operate the Business.

[INITIALED:  BF]

SCHEDULE 5.6
EXCEPTIONS TO LITIGATION

Case No. 306-CV-302 styled Venture Plus Enterprises vs. Golden Productions JGC Fort Worth, LLC, this case will be defended by Member who shall indemnify and hold harmless Purchaser.

[INITIALED:  BF]

SCHEDULE 5.7
EXCEPTIONS TO COMPLIANCE WITH LAWS

NONE.

[INITIALED:  BF]

SCHEDULE 5.8
EXCEPTIONS TO TAX MATTERS

NONE

[INITIALED:  BF]

SCHEDULE 5.9

DEED OF GROUND LEASE

THIS DEED OF GROUND LEASE (“LEASE”) is made the 17TH day of September, 2007, by and between VCG Holding Company, a Colorado corporation (“VCG” or “Tenant”), and Bryan S. Foster (“Landlord”).

RECITALS

A.         Landlord is the owner of the Premises being commonly known as 12325 Calloway Cemetery Road, Fort Worth, Texas as described in the legal description attached hereto and made a part hereof as Exhibit “A” (“Premises” or “Leased Premises”).

B.             Landlord desires to lease the Premises to Tenant, and Tenant desires to take and lease the Premises from Landlord.

NOW, therefore, for and in consideration of the rents reserved hereunder and the terms and conditions hereof, Landlord hereby rents, demises, and leases to Tenant, and Tenant takes and leases from Landlord the Premises, all upon the following terms and. conditions:.

ARTICLE I

TERM OF LEASE AND USE OF PREMISES

1.1       Term. The term of the Lease shall commence on the 17th day of September, 2007, and shall end on the 30th day of September, 2012.

1.2       Extended Term. Landlord shall grant to Tenant four (4) 5-year options to renew this Lease. Tenant shall provide written notice of election to decline such option, 90 days prior to the expiration of the initial or subsequent terms described above or this Lease shall automatically extend to the succeeding renewal period. Each option period shall be at an increased rate of 10% increase over the prior term’s rental obligation.

1.3       Initial Rental Obligation. Tenant shall pay Twenty Thousand Dollars ($20,000) to Landlord on the l day of each month and continuing thereafter on a monthly basis for the first term and each and every month during the term (“Monthly Rent”). Tenant shall pay Landlord Nine Thousand Dollars ($9,000.00) on September 17, 2007 as pro rated rent for September 17, 2007 though September 30, 2007.

1.4       Use of Premises. The Leased Premises shall be used and occupied as an adult entertainment facility or adult cabaret or for such other lawful purpose as Tenant may elect so long as Tenant maintains a Specialized Certificate of Occupancy or the equivalent to operate as an adult cabaret.

1.5       Compliance with the Law. In its use and occupancy of the Leased Premises, and the exercise of its rights hereunder, Tenant shall at its sole cost and expense, promptly comply with all federal, state, county, or municipal laws, ordinances, rules, regulations, directives, orders, and/or requirements (collectively “Governmental Regulations”) now in force or which may hereafter be in force with respect to the Premises due specifically to Tenant’s use and occupancy of the Premises and Tenant’s business conducted thereon. Tenant shall not permit any use of the Leased Premises which would directly or indirectly violate any such law, ordinance, regulation or direction, or which may be dangerous to any of the personal property located at the Premises.

1.6       Assignment and Subletting by Tenant. Tenant shall have the right to sublease all or any part of the Leased Premises subject to the terms hereof without the consent of the Landlord, so long as Tenant remains primarily liable for all terms hereof, and the Landlord shall not be required to engage in any manner with the sub-tenant.

1.7       Assignment by. Landlord. Landlord shall have the right to assign this Lease, collaterally or otherwise, without Tenant’s consent, provided, however, that Landlord shall give written notice to Tenant of any proposed assignment at least thirty (30) days prior thereto. No assignment by Landlord shall alter the rights of Tenant hereunder, and all of the recitals, terms, covenants, and conditions of this Lease shall remain in full force and effect upon the assignment. Upon any assignment by Landlord, Tenant shall make rental payments to the assignee unless and until the assignee actually delivers to Tenant a written notice directing rental payments to thereafter be made to the assignor. In the event of the transfer and assignment by Landlord of its interest in the Lease and in the Premises to a person expressly assuming Landlord’s obligations under this Lease, Landlord shall remain liable hereunder unless released by the Tenant in which ease Tenant agrees to look solely to such successor in interest of the Landlord for performance of such obligations. Any security given Tenant to Landlord to secure Tenant’s obligations hereunder may be assigned and transferred by Landlord to such successor in interest and Landlord will thereby be discharged of any further obligations relating thereto.

1.8       Security Deposit. Tenant agrees to deposit with Landlord, the sum of Twenty Thousand Dollars ($20,000.00), which sum shall be held by Landlord, without liability for interest, as security for performance of Tenant’s obligations under this Lease, it being expressly understood and agreed that this security deposit is not an advance rental deposit, or a measure of Landlord’s damages in ease of Tenant’s default. Upon each occurrence of a Tenant Default (hereinafter defined), Landlord may use all or part of the security deposit to pay past due rent or other payments due Landlord under this Lease, and the cost of any other damage, injury expense or liability caused by such Tenant Default without prejudice to any other remedy provided herein or provided by law, On demand, Tenant shall pay Landlord the amount that will restore the security deposit to its original amount. The security deposit shall be deemed the property of Tenant and any remaining balance of such security deposit not used by the Landlord pursuant to this Lease shall be returned by Landlord to Tenant within sixty (60) days after Tenant’s

2

obligations under the Lease have been fulfilled. Notwithstanding any terms or provision hereof to the contrary, the Security Deposit shall be returned to Tenant in the event that Tenant terminates this Lease in accordance with its terms.

1.9       Late Charges. If Tenant fails to pay any installment of Monthly Rent on  or before the fifteenth (l5th) day of the calendar month, then Tenant shall pay to Landlord, in addition to the installment of Monthly Rent, five percent (5%) of such installment, as a late payment fee. Notwithstanding the foregoing, Landlord shall provide notice to Tenant if any installment of Monthly Rent is not paid on or before the fifteenth (15”) day of the calendar month.

ARTICLE II

ADDITIONAL RENT

2.1       Additional Rental Obligation. In addition to the rental sum described above, Tenant shall pay the following:

a. Utilities. Tenant shall promptly pay and discharge the cost of all utilities in connection with Tenant’s use of the Leased Premises and Building thereon. In the event that any such utility charge is unpaid, Landlord may, at its option, pay and discharge such charge, notifying Tenant of such payment and forthwith being reimbursed on demand for such payment by Tenant;

b. Taxes. Tenant shall pay, before they become delinquent, any ad valorem taxes, including but not limited to real estate and personal property taxes, waste disposal assessments, or other assessments for public or municipal improvements that are assessed or imposed upon the Leased Premises and Building thereon during the time of the Lease including all such taxes for the year 2007. Landlord shall furnish to Tenant within five days after receipt any such tax, or assessments which shall be levied on the property. Tenant shall promptly pay the real estate and personal property taxes, assessments or other costs imposed upon the land, prior to such obligation becoming delinquent, evidencing an official receipt as paid in fbll and providing same to Landlord. Tenant shall pay before delinquency, any and all taxes on the real estate and personal property which are levied or assessed, and/or which become payable during the Lease Term for the year 2007 upon all or any part of the Building, improvements, equipment, furniture, fixtures, and other personal property, although same may be assessed and taxed with the real property.

c. Insurance. Tenant shall procure and maintain, and pay all premiums, fees and charges for the purpose of procuring and maintaining continuously throughout the Term: (i) insurance on the Improvements (including building and fixtures on the Premises) against loss or damage by fire or other casualty with endorsements providing what is commonly known as all risk fire and extended coverage (but not including flood or earthquake coverage), vandalism and malicious mischief insurance, in an amount equal to the full replacement cost thereof and (ii) general liability insurance with a combined single limit of not less than One Million Dollars ($1,000,000 00) for any

3

bodily injury or property damage, with a deductible that is consistent with Tenant’s insurance practices. Landlord may procure and maintain general liability insurance. All property, casualty and other policies of insurance referred to in this Lease shall include the other party, as their interest may appear, as additional insureds, shall insure such party against liability arising out of the other party’s negligence or, to the extent typically covered by a standard policy of commercial general liability insurance, the negligence of any other person, firm or corporation and contain a contractual liability endorsement for liabilities assumed by the other party under this Lease. All policies procured hereunder shall be on standard policy forms issued by insurers of recognized responsibility, rated APlus)UI or better by Best’s Insurance Rating Service, qualified to do business in Texas. A certificate of such insurance shall be delivered to the other party prior to the Lease Commencement Date and thereafter not less than fifteen (15) days after the expiration thereof and shall provide that such policy may not be cancelled or modified except upon not less than thirty (30) days written notice to the other. Any insurance required or permitted to be carried pursuant to this paragraph may be carried under a policy or policies covering other liabilities and locations of Landlord or Tenant; provide, however, that such policy or policies shall apply to the property required to be insured as set forth above and, with respect to Tenant, in an amount not less than the amount of insurance required to be carried by Tenant.

d.            Licenses.       Tenant shall be liable for, and shall pay throughout the Term, all license and excise fees and. occupation taxes covering the adult cabaret conducted on the Premises, including but not limited to any specialized certificates of occupancy required.

2.2       Failure of Tenant to Provide Insurance. Should Tenant occupy the Leased Premises without providing the required insurance coverage, Landlord, at its option, may obtain the required insurance coverage and Tenant shall pay the premiums for same as additional rent within five days of the receipt of notice of payment from Landlord.

2.3       Failure to Pay Taxes. Should Tenant fail or refuse to pay any real estate or personal property taxes, waste disposal assessments, or other assessments for public or municipal improvements, Landlord shall elect to pay same, after giving written notice to Tenant of its intent to do so, and Tenant shall reimburse Landlord for the payment as additional rent within five days of the receipt of notice of payment from Landlord.

ARTICLE III

REPAIRS AND MAINTENANCE

3.1       Maintenance.

a.             Tenant shall, at its own expense, keep in good repair buildings and fixtures as found on the Leased Premises, including without limitation the heating and air conditioning systems, plumbing, lighting and electrical systems, partitions, exterior and interior doors, windows (including plate glass), fixtures and the interior of walls, floors

4

and ceilings and comply with all governmental requirements as to the condition of the Leased Premises.

b.            Exterior maintenance of the Leased Premises shall be provided by Tenant.

3.2       Liens. Tenant will not create or permit to be created or remain, and will promptly discharge, at its sole cost and expense, any lien, encumbrance or charge upon the Leased Premises and Building thereon or any part thereof or upon Tenant’s leasehold interest therein, which arises out of the use or occupancy of the Leased Premises and Building thereon by Tenant or by reason of any labor and material furnished or claimed to have been furnished to Tenant or reason of any construction, addition, or alteration, or any part of the Leased Premises by Tenant. Landlord, at its sole option, may cause to be discharged, any lien, encumbrance or charge upon the Leased Premises, or any part hereof or upon Tenant’s leasehold interest therein. Tenant shall immediately pay to Landlord on demand an amount equal to the cost of discharging such interest, plus all fees and expenses reasonably incurred in connection therewith, including, but not limited to reasonable attorney’s fees.

ARTICLE IV

OPTION

4.1       First Right of Refusal.    Landlord hereby grants to Tenant (VCG) a first right of refusal to purchase the property during the term, and any extensions of this Lease Agreement.

4.2       Option to Purchase.            Landlord hereby grants the Tenant an option to purchase the Leased Premises, at any time on or after the 15th year anniversary date of this Lease Agreement, at fair market value but in no event less than Three Million Dollars ($3,000,000.00) provided that Tenant is not in default under the terms of the Lease and the Lease has not otherwise been terminated. In determining fair market value, an appraiser shall be obtained and shall value the property as an adult cabaret. In no event shall the fair market value be less than Three Million Dollars ($3,000,000.00) at the time of the evaluation.

4.3       Right of Reversion.               Should Tenant or its assigns, fail or refuse to exercise its option to purchase as herein described, and the term of the Lease or any extensions thereof end, then the title and ownership of the Improvements (including the building), Fixtures and Personal Property related to 12325 Calloway Cemetery Road, Fort Worth, Texas and the Leased Premises shall revert back to the Landlord. At the expiration of the Term, Tenant, if requested by Landlord; shall execute any and all documents necessary to evidence that ownership and title to the aforementioned Improvements (including the building), Fixtures and Personal Property is in Landlord and to extinguish and remove any cloud or potential cloud on the title to the Premises and/or the Improvements.

5

ARTICLE V

LOSS OR DESTRUCTION

5.1         Loss or Destruction.      Pursuant to a Purchase of Membership Interest Agreement dated the September 17, 2007 (“Purchase Agreement”), VCG has purchased the building currently erected on the Leased Premises. Should the building be destroyed or damaged by fire or other disaster, Tenant shall have the option as follows:

a.             rebuild the building in a quality and manner at least as good as the quality and manner of the building as of the date of Closing of the Purchase Agreement. The work o1 repair or restoration, which shall be completed with due diligence, shall be commenced within a reasonable time after the damage or loss occurs; or

b.            pay the insurance proceeds received for the destruction or loss of the building to Landlord, unless Tenant shall exercise the options contained in Article IV hereof.

Neither Monthly Rent nor any other rental hereunder shall abate while the Improvements are being repaired or restored; provided, however, in the event the leased premises cannot be used for the operation of the business due to the extent of the loss or destruction there shall be a 120 day abatement in monthly rent due under the lease and there shall be a corresponding extension of the lease term not to exceed four (4) months.

ARTICLE VI

EARLY TERMINATION

6.1       Right to Terminate.      Landlord hereby grants Tenant the limited right to early termination of the Lease Agreement herein, at the option of Tenant, should the Leased Premises lose the right to operate as a adult cabaret due to a change in local, state, or federal law which prevent its ordinary use as an adult cabaret. The early termination rights herein are solely provided and may only be exercised in the event Tenant has lost the use of the Leased Premises and Building and Improvements for the permitted use as an adult cabaret through a change in local, state, or federal law which prevent its ordinary use as an adult cabaret. Tenant has no other early termination right. It is expressly understood by Landlord and Tenant that Tenant shall not be allowed early termination for its loss of use of the Leased Premises as an adult cabaret a result of Tenant’s actions and inactions, during the operation of the Business, which result in the loss of the ability to use the Leased Premises as an adult cabaret.

ARTICLE VII

CONDEMNATION

7.1       Condemnation/Eminent Domain.

a.               Condemnation.            If the Leased Premises are taken by any authorized entity by eminent domain or by private sale to a governmental authority under

6

the threat thereof, or if part of the Leased Premises is taken so as to substantially interfere with the use thereof, then Tenant shall have the option, to be exercised within sixty (60) days after the taking, to terminate this Lease by notice to Landlord, which termination shall be deemed to be effective as of the date the condemning authority takes title or possession, whichever first occurs, and all rentals shall be paid up to that date. In such an event all ownership and title to the Improvements (including building), Fixtures and Personal Property revert back to Landlord.

b.            Rights in Awards.      In the event Tenant does not exercise his right to terminate the Lease, Landlord and Tenant will be entitled to share any condemnation award according to their respective interests.

c.             Apportionment of Partial Award.                If there occurs a Partial Taking and Tenant elects not to terminate the Lease, Landlord and Tenant shall be entitled to receive and retain such separate awards and portions of lump sum awards as may be allocated to their respective interests in any condemnation proceedings, or as may be otherwise agreed, taking into consideration the fact that Landlord’s interest in the premises is limited to the Land, as encumbered by this Lease, a reversionary interest in the Improvements (including building), Fixtures and Personal Property upon the expiration of the Term or termination of the Lease, and the right to receive rent hereunder. If the Premises shall be restored as herein provided, Tenant shall first be entitled to recover the costs and expenses incurred in such restoration out of any such award. Thereafter, if the condemning authority does not make separate awards and the parties are unable to agree as to amounts that are to be allocated to the respective interests of Landlord and Tenant, then each party shall select an independent M.A. I. real estate appraiser (an “Appraiser”). Each appraiser shall separately determine the amount of the balance of the condemnation award that is to be allocated to the interests of Landlord and Tenant. If the percentage of the balance of the total award each Appraiser allocates to Landlord (a) are within ten (10%) of each other, the two (2) allocations shall be averaged and such average shall be the final allocation of the award, or (b) are not within ten (10%) of each other, the two Appraisers shall then select a third Appraiser who shall independently allocate the award between Landlord and Tenant, and the middle of such three (3) allocations shall be the final allocation of the award.

ARTICLE VIII

ENVIRONMENTAL/HAZARDOUS SUBSTANCES

8.1       Discharge.               “Discharge” shall mean the releasing, spilling, leaking, leaching, disposing, pumping, pouring, emitting, emptying, dumping, presence, use, handling, treatment, manufacture, transportation, generation, storage or sale of Hazardous Substances at, in, on, under or emanating to or from the Premises, the Common Areas or the Development, directly or through migration, or the threat thereof, regardless of whether the result of an intentional or unintentional act or omission.

8.2       Environmental Documents.                      “Environmental Documents” shall mean all environmental documents in the possession or under the control of the producing party

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concerning the Premises, the Common Areas or the Development, and their environs, including without limitation, all sampling plans, cleanup plans, preliminary assessment plans and reports, site investigation plans and reports, remedial investigation plans and reports, remedial actions plans and reports, or the equivalent, sampling results, sampling result reports, data, diagrams, charts, maps, analysis, conclusions, quality assurance/quality control documentation, correspondence to or from any Governmental Authority, submissions to any Governmental Authority and directives, orders, approvals and disapprovals issued by any Governmental Authority.

8.3       Environmental Law or Laws.                “Environmental Law” or “Environmental Laws” shall mean each and every applicable federal, state, regional, county or municipal environmental or health safety statute ,ordinance, rule, regulation, order, code, directive or requirement, relating to the environment, Hazardous Substances or health or safety, including without limitation the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, as amended 42 U.S.C. §9601 et seq.; the Water Pollution and Control Act, 33 U.S.C. §1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; and the Tank Laws (as defined below), now or hereafter existing, together with all successor statutes, ordinances, rules, regulations, orders directives, or requirements now or hereafter existing.

8.4       Governmental Authority.         “Governmental Authority” shall mean the federal, state, regional, county or municipal government, or any department, agency, bureau or other similar type body obtaining authority therefrom or created pursuant to any applicable statutes, ordinances, rules, regulations, orders, codes, directives or requirements now or hereafter existing.

8.5       Hazardous Substance or Hazardous Substances. “Hazardous Substance”  or “Hazardous Substances” shall mean any substance, material, waste, toxic substance, hazardous substance, hazardous waste, solid waste, pollution, pollutant, irritant or contaminant, including without limitation, petroleum, petroleum byproducts or derivatives, asbestos, polychlorinated biphenyls, mold or other bacterial matter, as defined, listed or referred to in any Environmental Law, together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof. Hazardous Substances shall not include Hazardous Substances used in the Tenant’s customary business operations provided same are used in such quantities and handled in such manner as allowed/required under applicable Environmental Laws.

8.6       Environmental Notice.  “Environmental Notices” shall mean, in addition to its ordinary meaning, any communications of any nature, whether in the form of correspondence, memoranda, order, directives or otherwise.

8.7       Remediate or Remediation.                         “Remediate” or “Remediation” shall mean all actions to investigate and clean up or respond to any known, suspected or threatened Discharge of a Hazardous Substance, including without limitation, environmental

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investigation, monitoring and sampling; installation, maintenance and removal of monitoring wells; removal, treatment, neutralization or containment of any Hazardous Substance; storage of excavated materials; and installation, maintenance, storage and removal of machinery and equipment used in connection with the Remediation, to the extent necessary to comply with the applicable Environmental Laws.

8.8       Tank Laws.         “Tank Laws” shall mean all federal, state, regional, county, or municipal environmental statutes, ordinances, rules or regulations relating to the underground storage tanks, including, without limitation, the Federal Underground Storage Law, subtitle 1 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq. together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof, and any successor legislation and regulations.

8.9 Underground Storage Tanks. “Underground Storage Tanks” shall have the meaning ascribed in such term under the Tank Laws, and shall also include unregulated underground storage tanks used to store Hazardous Substances.

8.10                         General Environmental Compliance Clauses

a.             Presence and Use of Hazardous Substances. Neither Tenant nor Tenant’s agents or contractors shall, without Landlord’s prior written consent, keep any Hazardous Substances on or about the Premises, the Common Areas or the Development, in violation of Environmental Laws.

b.            Tenant’s Compliance with Environmental Laws.         Tenant shall at Tenant’s own expense, comply with any applicable transaction triggered Environmental Laws, but only in the event of a closing of Tenant’s operations or transfer of Tenant’s operations or change in the ownership of Tenant. If such compliance, becomes necessary due to any action or omission of Landlord, or any third party other than Tenant, including, without limitation, a trigger of a transaction triggered Environmental Law due to a change in ownership of the Premises or the Development, or a change in ownership of Landlord, then Landlord shall, at Landlord’s own expense, promptly comply with such transaction triggered Environmental Law. Notwithstanding anything in the contrary set forth in this Section, and regardless of whether such compliance is triggered by Landlord or Tenant, Tenant, shall only be responsible to investigate and Remediate Hazardous Substance at the Premises in the most cost effective manner possible under the circumstances to comply with applicable Environmental laws, and only to the extent that the Hazardous Substances were Discharged by Tenant or Tenant’s employees, agents or contractors. In all other respects, Landlord shall, at Landlord’s own expense, and without interfering with the ongoing business operations of Tenant in a commercially unreasonable manner, promptly comply with such transaction triggered Environmental Laws, including without limitation taking all other action required by applicable Environmental Laws with respect to -any Discharge of Hazardous Substances. Landlord hereby represents that to the best of his knowledge that as of the date of execution of this Lease there exists no violation of Environmental Laws as that term is defined herein, provided however, if such violation arises as a result of any act prior to the date of the

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execution of this Lease, Landlord shall be responsible for any and all costs associated with such violation or remedy: provided further, nothing herein shall be construed to prevent Landlord from seeking contribution and indemnity from prior (i) title holders; (ii) tenants; (iii) any other generator as that term is used in the definition of Environmental Laws; or (iv) any other polluter.

c.             Information to Tenant.                      At no expense to Tenant, Landlord shall promptly provide all information reasonable requested by Tenant or any applicable Governmental Authority with respect to Tenant’s obligations under this Section, and shall promptly sign such affidavits, submissions and other documents reasonable requested by Tenant or any applicable Governmental Authority.

d.            Notice of Meetings.            Tenant shall commercially reasonable efforts to notify Tenant in advance of all meetings scheduled by Landlord or Landlord’s agents or contractors, with any Governmental Authority with respect to the Premises, the Common Area or the Development and shall have the right to attend and participate in all such meetings.

ARTICLE IX

GENERAL PROVISIONS

9.1       Quiet Enjoyment.                          Tenant shall, provided Tenant shall not be in default hereunder, be permitted to peaceably and quietly hold and enjoy the Leased Premises during the term hereof.

9.2       Access to Premises.           Landlord, its agents, servants, or employees may enter the Premises at reasonable times with reasonable advance notice to Tenant (or an authorized employee of Tenant at the Premises), and at any time, upon reasonable notice to Tenant under the circumstances; in an emergency, to do the following: inspect the Premises; comply with all laws, orders, ordinances and requirements of any governmental unit or authority for which Landlord may be responsible under This Lease, if any; show the Premises to prospective lenders or purchasers and, during the ninety (90) days immediately prior to the expiration of this Lease if Tenant declines to renew for an additional term in accordance with the provisions of this Lease, to prospective tenants, but only if all such showings are accompanied by a representative Tenant if so requested by Tenant; or post (on the Development, but not within or at the entrance of the Premises) for sale or for lease signs; provided; however, that all such entries shall be completed promptly in a good workmanlike manner so as to cause the least practical interference to Tenant’s business and Tenant’s use of the Premises. In all events, Landlord shall use commercially reasonable efforts to minimize interference with the Premises and Tenant’s business operations thereon. If Landlord’s entry materially and substantially interferes with the conduct of Tenant’s business and/or cause damage to Tenant’s property (and the entry is not needed because of Tenant’s default, negligence or willful misconduct), then in such event the rent and any sums due and payable as additional rents, shall abate in proportion to the extent of the interference and Landlord shall be liable for any damage to Tenant’s property.

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9.3       Mutual Indemnification.   Subject to the waiver of subrogation provision, Tenant agrees to indemnify’ and hold Landlord harmless from any and all losses, damages, liability, or expenses (including reasonable attorneys’ fees) incurred by Landlord, arising from loss of life, personal injury and/or property damage, caused by or resulting from, in whole or in part, any negligent act or omission or intentional misconduct of Tenant or any officer, agent, contractor or employee .of Tenant in the Development, in connection with Tenant’s use of occupancy of the Premises. Subject to the waiver of subrogation provision, Landlord agrees to indemnify and hold Tenant harmless from any and all losses, damages, liability, or expenses (including reasonably attorneys’ fees) incurred by Tenant, arising from loss of life, personal injury and/or property damage, caused by or resulting from, in whole or in part, any negligent act or omission or intentional misconduct of Landlord or any officer, agent, contractor or employee of Landlord, in connection with Landlord’s management and operation of the Leased Premises.

9.4       Concurrent Negligence.   Notwithstanding the provisions of Mutual Indemnification above, in the event of the concurrent negligence or intentional misconduct of Tenant, its agents, employees, sublessees, or contractors on the one hand and that the Landlord, its partners, directors, officers, agents, employees, or contractors on the other hand, which concurrent negligence or intentional misconduct results in injury or damage to persons or property and relates to the construction, alteration, repair, addition to, subtraction from, improvement to, or maintenance of the Leased Premises a party’s (the “Indemnifying Party”) obligation to indemnify the other shall be limited to the extent of the Indemnifying Party’s negligence and/or intentional misconduct, and that of its agents, employees, sublessees, or contractors, including the Indemnifying Party’s proportionate share of reasonable costs, attorneys’ fees, and expenses incurred in connection with any claim, action, or proceeding brought with respect to such injury or damage.

9.5       Tenant’s Default.

a.             Default.    The occurrence of any one or more of the following events shall constitute a default of this Lease by Tenant (a “Tenant Default”): (a) the failure by Tenant to make any payment of Monthly Rent, or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of fifteen (15) days after Tenant’s receipt of written notice thereof by Landlord to Tenant; provided that if Tenant fails to pay Monthly Rent or any other payment required to be made by Tenant hereunder on time more than two (2) times in a twelve (12) month period, a Tenant Default shall occur notwithstanding that such payments have been made within the applicable cure period; (b) the failure by Tenant to observe or perform any of, the covenants, conditions, or provisions of this Lease to be observed or performed by Tenant, other than as described in subsection (a) above, where such failure shall continue for a period of thirty (30) days after Tenant’s receipt of written notice thereof by Landlord provided, that if such cure reasonably requires more than thirty (30) days to complete, then Tenant shall not be in default if Tenant shall promptly commence the cure

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of such Tenant Default and diligently pursues such cure to completion; (c) the making by Tenant of a general assignment or general arrangement for the benefit of creditors; the filing of a voluntary bankruptcy petition by Tenant. If an involuntary bankruptcy petition against Tenant has been filed and is not contested, dismissed, or stayed within sixty (60) days of filing); or the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not contested, discharged, or stayed in thirty (30) days after appointment of said trustee or receiver, provided however, if a final order adjudicating the tenant as being bankrupt or appointing a trustee or receiver shall have been entered pursuant to II U.S.C. §303 such order shall be an event of default hereunder, or the filing of a petition for the appointment of same by the Tenant, whichever shall first occur and (d) failure to maintain the premises as an adult cabaret in continuous operation, subject to the provisions of Article VI. Notwithstanding anything in this provision which may be construed to the contrary, Tenant, in the event of an involuntary bankruptcy petition against it, has the right to contest an order for relief prior to entry of or defeating the entry of same.

b.            Remedies in Default.  On the occurrence of the Tenant Default and after the applicable notice and cure period, and subject to terms and conditions provided herein, Landlord may, without limiting Landlord in the exercise of any other right or remedy that Landlord may have by reason or such default, the remedies of Landlord hereunder being cumulative and not exclusive of one another: (a) perform on Tenant’s behalf, any unperformed covenant or obligation hereunder constituting such Tenant Default (after giving Tenant written notice of Landlord’s intention to do so except in the case of emergency), in which event Tenant shall reimburse Landlord for all expenses reasonably incurred by Landlord in doing so, plus interest at the Default Rate, which expenses and interest shall be additional rent and shall be payable by Tenant immediately On demand therefore by Landlord; and/or (b) terminate this Lease and collect liquidated damages from Tenant in an amount equal to (i) the sum of all amounts due hereunder to the date of termination; plus (ii) the aggregate rent remaining over the unexpired portion of the Term, plus the reasonable cost to Landlord of any repairs required to comply with Tenant’s obligations, all reduced to present value using a discount rate equal to the interest rate of a governmental security having a mutual closest to the then current expiration of the Term; less (iii) the aggregate fair net rental value of the Premises over the remaining portion of the Term (provided, however, a reasonable period of time, not to exceed twenty four (24) months, may be considered as a leasing period by which the Premises would not be leased and therefore no income would be realized for such period) reduced to present value at the above specified discount rate; plus (iv) Landlord’s costs and expenses incurred in the enforcement hereof including reasonable attorneys fees as herein provided, or (c) maintain Tenant’s right to possession, in which case this Lease shall continue in effect and Landlord shall be entitled to enforce all of Landlord’s right and remedies under this Lease, include the right to recover the Rent and other amounts payable hereunder as they become due hereunder.

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9.6       Landlord Disclaimer.    Except as may be otherwise in this Lease expressly provided, the Premises is being leased “AS IS,” with Tenant accepting all defects, if any; and except as otherwise in the Lease expressly provided, Landlord makes no warranty of any kind, express or implied, with respect to the Premises (without limitation, Landlord makes no warranty as to the habitability, fitness or suitability of the Premises for a particular purpose). This section is subject to any contrary requirements under applicable law, however, in this regard Tenant - acknowledges that it has been or is being given the opportunity to inspect the Premises and to have qualified experts inspect the Premises prior to the execution of this Lease. Landlord is not in receipt of any notice from any governmental authority regarding a negative environment issue with respect to the Leased Premises and knows of no negative environment issue with respect to the Leased Premises.

9.7       Brokerage Commission.      Landlord and Tenant warrant and represent that they have not dealt with any real estate broker or salesman in connection with this Lease. Landlord and Tenant further represent they have dealt with no other person that would create any liability for the payment of a commission by the other party. The party who breaches this warranty shall defend, hold harmless, and indemnify the non-breaching party from any claims or liability arising form the breach.

9.8       Choice of Law.      This Lease shall be governed by the laws of the State of Texas.

9.9       Authority to Execute.    Tenant represents and warrants that this Lease has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid, binding, and enforceable agreement of Tenant in accordance with the terms hereof. Landlord represents and warrants that this Lease has been duly authorized, executed and delivered by and on behalf of Landlord, and constitutes the valid, binding and enforceable agreement of Landlord in accordance with the terms hereof.

9.10   No Construction Against Drafting Party.      Landlord and Tenant acknowledge that each of them and their respective counsel have had an opportunity to review this Lease and that this Lease shall not be construed for or against either party merely because such party prepared or drafted this Lease or any particular provision thereof.

9.11 Number of Execution Copies/Counterparts.          This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

9.12 Prior Agreement. THIS LEASE CONTAINS THE ENTIRE AGREEMENT OF THE PARTIES HERETO AND ANY AND ALL ORAL AND WRITTEN AGREEMENTS, UNDERSTANDINGS, REPRESENTATIONS, WARRANTIES, PROMISES, AND STATEMENTS FO THE PARTIES HERETO AND THEIR RESPECTIVE OFFICERS, DIRECTORS, PARTNERS, AGENTS, AND BROKERS WITH RESPECT TO THE SUBJECT MATTER OF THE LEASE, AND

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ANY MATFER COVERED OR MENTIONED IN THIS LEASE SHALL BE MERGED IN THIS LEASE AND NO SUCH PRIOR ORAL OR WRITTEN AGREEMENT, UNDERSTANDING, REPRESENTATION, WARRANTY, PROMISE, OR STATEMENT SHALL BE EFFECTIVE OR BINDING FOR ANY REASON OR PURPOSE UNLESS SPECIFICALLY SET FORTH IN THIS LEASE. NO PROVISION OF THIS LEASE MAY BE AMENDED OR ADDED TO EXCEPT BY AN AGREEMENT, IN WRITING, SIGNED BY THE PARTIES HERETO OR THEIR RESPECTIVE SUCCESSORS IN INTEREST. THIS LEASE SHALL NOT BE EFFECTIVE OR BINDING ON ANY PARTY UNTIL FULLY EXECUTED BY BOTH PARTIES HERETO.

9.13 Acceptance.     The submission of this Lease to Tenant does not constitute an offer to lease. This Lease shall become effective only upon the execution and delivery thereof by both Landlord and Tenant.

9.14 Consent.                      Except where otherwise expressly provided for in this Lease any consent or approval required under this Lease, pursuant to the terms of this Lease, may not be unreasonably withheld, conditioned, or delayed.

9.15 Attorneys’ Fees. Should either party be required to engage an attorney to enforce this Agreement, or the arbitration section as set forth below, the prevailing party shall receive all reasonable cost of enforcement, including, but not limited to reasonable attorney’s fee.

9.16

a.     Notices.                          Any notice required or permitted to be given to party under the provisions of this Lease shall be deemed valid only if given in writing and (i) delivered personally or (ii) sent via United States Certified Mail, Return Receipt Requested, with postage prepaid or, (iii) sent via Federal Express or other similar nationally recognized overnight courier to the recipient for next business day delivery and addressed by the sender to the intended recipient:

If to VCG Corporation:

c/o Troy Lowry

390 Union Blvd., Suite 540

Lakewood, CO 80228

Copy to: Michael Ocello

390 Union Blvd., Suite 540

Lakewood, CO 80228

Copy to: Martin A. Grusin

The Law Offices of Martin A. Grusin P.C.

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780 Ridge Lake Blvd., Suite 202

Memphis, TN 38120

If to Landlord:

Bryan S. Foster

2171 Manana Drive

Dallas, TX 75220

Copy to: Kevin Richardson

6716 Valley View Lane

Sachse, TX 75048

With additional copy to:

Art Selander, Esq.

Quilling, Selander, Cummiskey & Lownds, P.C

2001 Bryan Tower, Ste. 1800

Dallas, TX 75201

b.        All references to days for Notice contained in this Lease shall  mean Business Days, provided however, this provision shall not apply to Section 1.9.

9.17 Successors.      This Lease binds and inures to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

9.18 Recordation.                          Tenant and Landlord shall join in the execution of a short form Memorandum of Lease for purposes of recordation.

9.19 Estoppel Certificate.           Landlord and Tenant agree that from time to time upon not less than ten (10) days prior request by Landlord, Tenant will deliver to Landlord a statement in writing certifying that (a) this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and identifying the modifications), (b) the dates to which the rent and other charges have been paid, and (c) that so far as the person making the certificate knows, Landlord is not in default under any provision of this Lease and, if Landlord is in default specifying each such default of which the person making the certificate may have knowledge, it being understood that any such statement so delivered may be relied upon by Landlord, or any successor or assignee or interest of Landlord, or any prospective purchaser, mortgagee, or any assignee or any mortgage on the Leased Premises. Landlord also expressly agrees that this Lease shall not be subordinate to any mortgage that Landlord may grant on the Leased Premises subsequent to the date of execution of this Lease, and that no estoppel certificate so requested shall require such subordination and shall confirm that this Lease shall not be so subordinated.

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9.20 Waiver of Covenants.                         No waiver of any condition or covenant of this Lease shall be deemed to imply or constitute a further waiver of the same or any other like condition or covenant, and nothing therein contained shall be construed to be a waiver on the part of Landlord of any right or remedy at law or otherwise, and all of Landlord’s remedies herein provided for shall be deemed to be cumulative. A modification or amendment of this Lease will be valid and effective only if it is in writing signed by each of the parties.

9.21 Headings. The headings used in this Lease are inserted for convenience and are not to be considered in the construction of the provisions of this Lease.

9.22 Covenants Run With Land. All covenants and agreements contained in this Lease shall be construed as covenants running with the land, and all rights and powers given to and obligations imposed upon the respective parties shall be construed as inuring to and binding upon the successors in interest and the permitted assigns of the parties hereto, respectively.

9.23 Time of Essence.  Time is of the essence with respect to the performance of the parties’ obligations under this Lease.

9.24 Condition Precedent.      This Lease is expressly contingent upon the execution of and payment of the Purchase Price under that certain Purchase of Membership. Interest dated to be effective the 17th day of September, 2007, by and among VCG Holding Company, a Colorado corporation and Golden Productions JGC Fort Worth, LLC, a Texas limited liability company, d/b/a Jaguar’s Gold Club Fort Worth, and Bryan S. Foster. Absent execution of and payment of the Purchase Price under the aforementioned Purchase of Membership Interest, this Lease is void ab initio, does not bind the parties and does not create any right, claim or liability by or between the parties hereto.

9.25 Right of Offset.            Notwithstanding anything contained herein to the contrary, the Tenant or his assigns or subtenants shall have the right of offset against any sums due hereunder as a result of Bryan S. Foster (Landlord/Member) or his assigns default of all or any terms of this Lease or Purchase of Membership Interest stated above in Section 9.24 to the extent of damages incurred. The right of offset shall not be exercised until the arbitration procedures set forth in Section 9.27 have been exhausted.

9.26 Limitation of Damages.                      No party shall be liable to any other party for any special or punitive damages, whether at law or equity.

9.27 Arbitration.        Each of the parties hereto agrees to submit to binding arbitration any and all differences and disputes which may arise between them, their heirs, successors, assigns, employees, officers, directors, affiliates, subsidiaries, or Member which are related to this Agreement. Prior to initiating arbitration, the parties shall first meet face-to-face to effect a resolution of the differences. Any differences

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which the parties are unable to resolve in said face-to-face meeting shall be heard and finally settled at a mutually agreed upon location by the parties, by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association. If the parties do not agree upon a location, the arbitration proceeding shall be conducted in Dallas, Texas. Any award entered in any such arbitration shall be final, binding, and may be entered and enforced in any court of competent jurisdiction. The arbitrator shall make such orders, conduct and schedule all proceedings in connection with the arbitration so that final arbitration commences no less than thirty (30) days and concludes no later than seventy-five (75) days after a party files the initial notice of arbitration, and so that the final arbitration award is made and delivered to the parties within ninety (90) days after the filing of the initial notice of arbitration. The cost of such arbitration shall be apportioned as determined by the arbitrator, in any manner determined by him/her based upon the fault or lack thereof by the respective parties. If the cost of such arbitration is not apportioned by the arbitrator, then the cost shall be borne equally between the parties hereto. Nothing herein contained shall be construed as preventing any party from instituting legal or equitable action against any of the other parties for temporary or similar provisional relief to the full extent permitted under the laws applicable to this Agreement, or any such other written agreement between the parties or the performance hereof or thereof or otherwise pending final settlement of any dispute, difference or question by arbitration. Any such provisional relieve may be modified or amended in any way by the arbitrator at any time after his appointment.

Initials	Initials

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IN WITNESS WHEREOF, the parties have executed or have caused this Lease to be executed as of September 17, 2007.

LANDLORD: BRYAN S. FOSTER

/s/Bryan S. Foster
BRYAN S. FOSTER

TENANT: VCG HOLDING
COMPANY

/s/ Micheal L. Ocello
BY:	Micheal L. Ocello
ITS:	President

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all that certain tract, parcel, or lot of land located in the J.W. Calloway Survey, Abstract No. 336, City of Fort Worth. County of Tarrant, Texas. according to the deed recorded in Volume 17130, Page 375, Deed Records, and County Clerks Document No. D206221398 Tarrant County, Texas, and being more particularly described by metes and bounds as follows:

BEGINNING at a point in the East line of Lot 1, Block 1, Calloway Addition an addition to the City of Fort Worth, Tarrant County, Texas according to the plat recorded in Cabinet A, Slide 9943 Plat Records, Tarrant County, Texas, lying S00°03’OS’W a distance of 72.35 feet from the North corner of said Lot 1;

THENCE S00’03’05W. a distance of 334.01 feet along said East line to a point at the Southeast corner of said Lot 1;

THENCE N8905222’W, a distance of 534.27 feet along the South line of said Lot Ito a point at the Southwest corner of said Lot I;

THENCE along the Westerly line of said Lt 1 as follows:

1. N47°24’53’W, a distance of 63.54 feet to a point;

2. N02’02’23’W, a distance of 14.52 feet to a point:

3. 589’52’22”E, a distance of 46.16 feet to a point;

4. N00°07’36’E, a distance of 12.66 feet to a point;

THENCE N89’52’22’W, a distance of 26.96 feet to a point lying 35.00 feet perpendicular from the west line of a tract of land described in the deed to Jerry Spencer, L.P. recorded in Volume 17131, Page 244, Deed Records, Tarrant County, Texas;

THENCE N02°14’36”W, a distance of 114.30 feet along a line 35 feet Easterly of and parallel with said West line of Spencer tract to a point;

THENCE Easterly, 361.36 feet along a non tangent curve to the left, having a radius of 1,010.00 feet, a central angle of 21 o38•02• and a chord bearing N69°07’Ol”E, 37g.l 0 feet to a point;

THENCE S89’56’55”E, a distance of 227.66 feet to the point of beginning, containing 3.769 acres of land.

The bearings recited hereon are oriented to the plat of Lot I, Block 1, Calloway Addition recorded in Cab. A, Sld. 9943, Piaf Records, Tarrant County, Texas

[RIGHT-HAND CORNER CONTAINS STAMP:  “EXHIBIT A”]

SCHEDULE 5.13
EXCEPTIONS TO EMPLOYEE RELATIONS

1.             NONE.

2.             Member hereby agrees that Exhibit A collectively hereby contains the following which Member represents as being the records and/or documents used by the Business as same relates to its independent contractors and employees, hereby agrees to supply to the Purchaser a list of all employees.

a.             pay plans

b.             bonus plans

c.             sample Independent Contractor form

d.             normal and customary employee forms

[INITIALED:  BF]

SCHEDULE 5.15
EXCEPTIONS TO ABSENCE OF CHANGES

NONE.

[INITIALED:  BF]

SCHEDULE 8.6(a)

COVENANT NOT TO COMPETE (PRIOR OWNER)

THIS COVENANT NO TO COMPETE (this “Agreement’) is made and  effective as of the 17th day of September 2007 (the “Closing Date”), between Bryan S. Foster, a resident of the State of Texas (“Prior Owner”), and VCG Holding Company, a Colorado corporation (“Employer”).

W I T N E S S E T H:

WHEREAS, all of the membership interests in Golden Productions JGC Fort Worth, LLC d/b/a Jaguar’s Gold Club Fort Worth (“Fort Worth”) are to be acquired by Employer pursuant to a certain Stock Purchase Agreement (the “Purchase Agreement”); and

WHEREAS, Fort Worth thereafter will become wholly owned by Employer and will continue to conduct its respective business in the same manner as such business has been conducted by Fort Worth prior to the acquisition; and

WHEREAS, Prior Owner has been an owner of Fort Worth and has intimate knowledge of its business practices, which, if exploited by Prior Owner in contravention of this Agreement, would seriously, adversely and irreparably affect the interests of Employer and Fort Worth and the ability of Fort Worth to continue the business previously conducted by it; and

WHEREAS, to induce Employer to enter into the Purchase Agreement, make such cash payment to Prior Owner and consummate the other transactions contemplated by the Purchase Agreement, Prior Owner has agreed to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the transactions contemplated by the Purchase Agreement, the consideration paid and to be paid to Prior Owner under the Purchase Agreement, the above premises, the mutual promises and covenants of the parties hereto set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Prior Owner and Employer, intending to be legally bound, agree as follows:

1.             Definitions.    As used herein, the following terms shall have the following meanings unless the context otherwise requires:

a.             “Area” shall mean a radius of fifty (50) miles of Fort Worth, excluding Jaguar’s Gold Club Fort Worth No. 2 and the club operated in Dallas, Texas by Manana Entertainment, Inc. d/b/a Jaguar’s Gold Club.

b.             “Business” shall mean the operations of Fort Worth as conducted as of the Closing Date.

c.             “Competing Business” shall mean any business organization of whatever form engaged, either Directly or Indirectly, in any adult entertainment or any business or enterprise which is the same as, or substantially the same as, Fort Worth.

d.             “Directly or Indirectly” shall mean (i) acting as an agent, representative, officer, director, or independent contractor of a Competing Business; (ii) participating in any such Competing Business as an owner, partner, limited partner, joint venturer, creditor or shareholder (except as a shareholder holding less than five percent (5%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over-the-counter market); and (iii) communicating to any such Competing Business the names or addresses or any other information concerning any past, present, or identified prospective client or customer of Fort Worth or an entity having title to the goodwill of Fort Worth.

e.             “Restricted Period” shall mean the period commencing with the Closing Date and ending on the fifth (5th) anniversary thereof

f.              “Confidential Information” shall include any and all information related to the purpose and business of Fort Worth which is proprietary and not general public knowledge, specifically including (but without limiting the generality of the foregoing) any financial statements, appraisals, analysis data, cost analyses or strategies, clients, customer lists, suppliers, the sales price of Fort Worth paid by Employer, or any other matters regarding Fort Worth. Information that is orally disclosed will be considered “Confidential Information” if Employer indicates to Prior Owner at the time of disclosure the confidential or proprietary nature of the information and provides a written summary of such information to Prior Owner within ten (10) days after the initial oral disclosure thereof. Any technical or business information of a third-person furnished or disclosed shall be deemed “Confidential Information” of Fort Worth unless otherwise specifically indicated in writing to the contrary.

2.             Agreement Not to Compete. Unless otherwise consented to in writing by Employer, Prior Owner agrees that during the Restricted Period, he will not, within the Area, either Directly or Indirectly, on his own behalf or in the service or on behalf of others, engage in any Competing Business or provide managerial, supervisory, administrative, financial or consulting services or assistance to, or own a beneficial interest (except as a shareholder holding less than five percent (5%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over-the-counter market) in any Competing Business.

3.             Agreement Not to Solicit Employees. Prior Owner agrees that during the period commencing with the Closing Date and ending on the fifth (5th) anniversary thereof, he will not, without the prior written consent of Employer, either directly or Indirectly, on his own behalf or via sendee or on behalf of others, solicit, divert, or hire away, or attempt to solicit, divert, or hire away from the employment of Fort Worth or any of its subsidiaries, any Person employed by Fort Worth or any of its subsidiaries, whether or not such employee is a full-time employee or temporary employee, whether or not such employment is pursuant to a written agreement, whether or not such employment is for a determined period or is at will, and whether or not such employee has voluntarily terminated their employment. Further, Prior Owner agrees that he will not, without the prior written consent of Employer, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit or attempt to solicit any entertainers who have performed at Fort Worth during the preceding six (6) months prior to the Closing Date until the end of the period commencing with the Closing Date and ending on the fifth (5th) anniversary thereof.

4.             Confidentiality.   Prior Owner agrees to hold all Confidential Information of Fort Worth in confidence for so long as Fort Worth treats such information as confidential or proprietary, unless otherwise agreed to in writing by the Employer. During such period Prior Owner will use such information solely for the purposes set forth in this Agreement unless otherwise agreed to in writing by Employer. Prior Owner agrees not to copy such Confidential Information of Fort Worth unless otherwise agreed to in writing by the Employer. Prior Owner agrees that he shall not make disclosure of any such Confidential Information to anyone (including subcontractors) except accounting, business, financial and legal advisors of the Employer to whom disclosure is necessary for the purpose set forth above. Prior Owner shall appropriately notify such advisors that the disclosure is made in confidence and shall be kept in confidence in accordance with this Agreement. The obligations set forth in this Agreement shall be satisfied by Prior Owner through the exercise of the same degree of care used to restrict disclosure and use of its own Confidential Information.

5.             Remedies.

a.             Prior Owner acknowledges and agrees that, by virtue of his relationship with Fort Worth, great loss and irreparable damage would be suffered by Employer, including, without limitation, damage to the goodwill and proprietary interests of Employer, if Prior Owner should breach or violate any of the terms or provisions of the covenants and agreements set forth in Sections 2, 3 and/or 4 hereof Prior Owner further acknowledges that Prior Owner has examined in detail such restrictive covenants and agreements and agrees that the restraints imposed thereby on Prior Owner are reasonable in the sense that they are no greater than are necessary to protect the goodwill of Fort Worth invested in by Employer pursuant to the Purchase Agreement and to protect Employer in its legitimate business interests, and the restrictive covenants and agreements are reasonable in the sense that they are not unduly harsh or oppressive.

b.             The parties acknowledge and agree that any breach of Sections 2, 3 and/or 4 of this Agreement by Prior Owner would result in irreparable injury to Employer, and therefore Prior Owner agrees and consents that Employer shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of any of the covenants or agreements of Prior Owner contained herein.

c.             In addition, Employer shall be entitled, upon any breach of Sections 2,3 and/or 4 of this Agreement by Prior Owner, to demand an accounting and repayment of all profits and other monetary compensation realized by Prior Owner, directly or through any Competing Business controlled by Prior Owner, as a result of any such breach.

d.             The rights of Employer under this Section 5 shall not be in limitation or in lieu of any and all other remedies that may be available to Employer under the Purchase Agreement or any other agreement , document or instrument provided for therein, or other remedies otherwise available at law or in equity. The existence of any claim, demand, action or cause of action against Prior Owner whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any then valid covenants or agreements herein.

6.             Severability. Prior Owner agrees that the covenants and agreements contained in Sections 2, 3, 4 and 5 of this Agreement are of the essence of this Agreement; that each such covenant was agreed to by Employer and Prior Owner as part of the transaction contemplated by the Purchase Agreement; that Prior Owner has received good, adequate and valuable consideration for each of such covenants; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of Employer; that Fort Worth and its subsidiaries are engaged in the Business through the Area: that irreparable loss and damage will be suffered by Employer should Prior Owner breach any of such covenants and agreements; that each of such      covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from other and remaining provisions of this Agreement; and, that the invalidity or unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenants or agreements or any other provision or provisions of this Agreement unless expressly stated herein. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between such provision and any applicable law or public policy, such provision shall be redrawn by such court to the extent required to make such provision consistent with, and valid and enforceable under, such law or public policy, and as redrawn may be enforced against Prior Owner.

7.             Tolling. In the event that Prior Owner should breach any or all of the covenants set forth in Sections 2, 3 and/or 4 hereof, the running of the period of the restrictions set forth in such section or sections breached shall be tolled during the continuation(s) of any breach or breaches by Prior Owner, and the running of the period of such restrictions shall commence or commence again only upon compliance by Prior Owner with the terms of the applicable section or sections breached.

8.             Consideration. In consideration for Prior Owner’s compliance with his obligations under this Agreement, and as part of the transactions contemplated by the Purchase Agreement, Prior Owner shall receive from Employer the sum of Five Thousand ($5,000.00) Dollars in cash on the Closing Date, and such other consideration provided for in the Purchase Agreement.. Further, Prior Owner acknowledges and agrees that the terms of this Agreement contained herein are reasonable in light of the good, adequate and valuable consideration which Prior Owner shall receive pursuant to the Purchase Agreement.

9.             Waiver. The waiver by either party of any breach of this Agreement by the other party shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

10.           Governing Law. This Agreement and the rights of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the conflicts of laws provisions thereof.

11.           Amendment. No amendment or modification of this Agreement shall be valid or binding upon Employer or Prior Owner unless made in writing and signed by the parties hereto.

12.           Captions and Section Headings. Captions and section headings used  herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

13.           Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have duly been given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

a.             If to Prior Owner:

Bryan S. Foster
2171 Manana Drive
Dallas, TX 75202

b.             If to Employer:

VCG Holding Company
Attn: Troy Lowrie
390 Union Blvd., Suite 540
Lakewood, CO 80228

with a copy to:                                                                                                               Martin A. Grusin
780 Ridge Lake Boulevard
Suite 202
Memphis, TN 38120

Facsimile: (901) 682-3590

VCG Holding Company
Attn: Mike Ocello
390 Union Blvd., Suite 540
Lakewood, CO 80228

Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail as aforesaid shall be effective upon the third calendar day subsequent to the postmark date thereof.

14.           Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed original, but all of which together shall constitute one and the same instrument.

15.           Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and any and all prior agreements, understandings or representations with respect to the subject matter hereof are terminated and canceled in their entirety and are of no further force or effect, but specifically excluding the Purchase Agreement and the agreements, documents and instruments provided for therein.

IN WITNESS WHEREOF, Prior Owner and Employer have each executed and delivered this Agreement as of the date first written above.

/s/ Bryan S. Foster
Bryan S. Foster, Prior Owner

VCG HOLDING COMPANY,
A Colorado corporation

By:	/s/ Micheal L. Ocello
Title:	President

SCHEDULE 8.6(b)

COVENANT NOT TO COMPETE (PRIOR EMPLOYEE)

THIS COVENANT NO TO COMPETE (this “Agreement’) is made and  effective as of the 17th day of September 2007 (the “Closing Date”), between Richard Richardson, a resident of the State of Texas (“Prior Employee”), and VCG Holding Company, a Colorado corporation (“Employer”).

W I T N E S S E T H:

WHEREAS, all of the membership interests in Golden Productions JGC Fort Worth, LLC d/b/a Jaguar’s Gold Club Fort Worth (“Fort Worth”) are to be acquired by Employer pursuant to a certain Stock Purchase Agreement (the “Purchase Agreement”); and

WHEREAS, Fort Worth thereafter will become wholly owned by Employer and will continue to conduct its respective business in the same manner as such business has been conducted by Fort Worth prior to the acquisition; and

WHEREAS, Prior Employee has been an employee of Fort Worth and has intimate knowledge of its business practices, which, if exploited by Prior Employee in contravention of this Agreement, would seriously, adversely and irreparably affect the interests of Employer and Fort Worth and the ability of Fort Worth to continue the business previously conducted by it; and

WHEREAS, to induce Employer to make such cash payment to Prior Employee, Prior Employee has agreed to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the above premises, the mutual promises and covenants of the parties hereto set forth herein, Five Thousand ($5,000.00) Dollars, in cash, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Prior Employee and Employer, intending to be legally bound, agree as follows:

1.             Definitions.    As used herein, the following terms shall have the following meanings unless the context otherwise requires:

a.             “Area” shall mean a radius of fifty (50) miles of Fort Worth, excluding Jaguar’s Gold Club Fort Worth No. 2 and the club operated in Dallas, Texas by Manana Entertainment, Inc. d/b/a Jaguar’s Gold Club.

b.             “Business” shall mean the operations of Fort Worth as conducted as of the Closing Date.

c.             “Competing Business” shall mean any business organization of whatever form engaged, either Directly or Indirectly, in any adult entertainment or any business or enterprise which is the same as, or substantially the same as, Fort Worth.

d.             “Directly or Indirectly” shall mean (i) acting as an agent, representative, officer, director, independent contractor or Prior Employee of a Competing Business; (ii) participating in any such Competing Business as an owner, partner, limited partner, joint venturer, creditor or shareholder (except as a shareholder holding less than five percent (5%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over-the-counter market); and (iii) communicating to any such Competing Business the names or addresses or any other information concerning any past, present, or identified prospective client or customer of Fort Worth or an entity having title to the goodwill of Fort Worth.

e.             “Restricted Period” shall mean the period commencing with the Closing Date and ending on the fifth (5th) anniversary thereof

f.              “Confidential Information” shall include any and all information related to the purpose and business of Dallas which is proprietary and not general public knowledge, specifically including (but without limiting the generality of the foregoing) any financial statements, appraisals, analysis data, cost analyses or strategies, clients, customer lists, suppliers, the sales price of Fort Worth paid by Employer, or any other matters regarding Fort Worth. Information that is orally disclosed will be considered “Confidential Information” if Employer indicates to Prior Employee at the time of disclosure the confidential or proprietary nature of the information and provides a written summary of such information to Prior Employee within ten (10) days after the initial oral disclosure thereof. Any technical or business information of a third-person furnished or disclosed shall be deemed “Confidential Information” of Fort Worth unless otherwise specifically indicated in writing to the contrary.

2.             Agreement Not to Compete. Unless otherwise consented to in writing by Employer, Prior Employee agrees that during the Restricted Period, he will not, within the Area, either Directly or Indirectly, on his own behalf or in the service or on behalf of others, engage in any Competing Business or provide managerial, supervisory, administrative, financial or consulting services or assistance to, or own a beneficial interest (except as a shareholder holding less than five percent (5%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over-the-counter market) in any Competing Business.

3.             Agreement Not to Solicit Employees. Prior Employee agrees that during the period commencing with the Closing Date and ending on the fifth (5th) anniversary thereof, he will not, without the prior written consent of Employer, either directly or indirectly, on his own behalf or via sendee or on behalf of others, solicit, divert, or hire away, or attempt to solicit, divert, or hire away from the employment of Fort Worth or any of its subsidiaries, any Person employed by Fort Worth or any of its subsidiaries, whether or not such employee is a full-time employee or temporary employee, whether or not such employment is pursuant to a written agreement, whether or not such employment is for a determined period or is at will, and whether or not such employee has voluntarily terminated their employment. Further, Prior Employee agrees that he will not, without the prior written consent of Employer, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit or attempt to solicit any entertainers who have performed at Fort Worth during the preceding six (6) months prior to the Closing Date until the end of the period commencing with the Closing Date and ending on the fifth (5th) anniversary thereof.

4.             Confidentiality.     Prior Employee agrees to hold all Confidential Information of Fort Worth in confidence for so long as Fort Worth treats such information as confidential or proprietary, unless otherwise agreed to in writing by the Employer. During such period Prior Employee will use such information solely for the purposes set forth in this Agreement unless otherwise agreed to in writing by Employer. Prior Employee agrees not to copy such Confidential Information of Fort Worth unless otherwise agreed to in writing by the Employer. Prior Employee agrees that he shall not make disclosure of any such Confidential Information to anyone (including subcontractors) except accounting, business, financial and legal advisors of the Employer to whom disclosure is necessary for the purpose set forth above. Prior Employee shall appropriately notify such advisors that the disclosure is made in confidence and shall be kept in confidence in accordance with this Agreement. The obligations set forth in this Agreement shall be satisfied by Prior Employee through the exercise of the same degree of care used to restrict disclosure and use of its own Confidential Information.

5.             Remedies.

a.             Prior Employee acknowledges and agrees that, by virtue of his relationship with Fort Worth, great loss and irreparable damage would be suffered by Employer, including, without limitation, damage to the goodwill and proprietary interests of Employer, if Prior Employee should breach or violate any of the terms or provisions of the covenants and agreements set forth in Sections 2, 3 and/or 4 hereof Prior Employee further acknowledges that Prior Employee has examined in detail such restrictive covenants and agreements and agrees that the restraints imposed thereby on Prior Employee are reasonable in the sense that they are no greater than are necessary to protect the goodwill of Fort Worth invested in by Employer pursuant to the Purchase Agreement and to protect Employer in its legitimate business interests, and the restrictive covenants and agreements are reasonable in the sense that they are not unduly harsh or oppressive.

b.             The parties acknowledge and agree that any breach of Sections 2, 3 and/or 4 of this Agreement by Prior Employee would result in irreparable injury to Employer, and therefore Prior Employee agrees and consents that Employer shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of any of the covenants or agreements of Prior Employee contained herein.

c.             In addition, Employer shall be entitled, upon any breach of Sections 2, 3 and/or 4 of this Agreement by Prior Employee, to demand an accounting and repayment of all profits and other monetary compensation realized by Prior Employee, directly or through any Competing Business controlled by Prior Employee, as a result of any such breach.

d.             The rights of Employer under this Section 5 shall not be in limitation or in lieu of any and all other remedies that may be available to Employer at law or in equity. The existence of any claim, demand, action or cause of action against Prior Employee, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any then valid covenants or agreements herein.

6.             Severability. Prior Employee agrees that the covenants and agreements contained in Sections 2, 3, 4 and 5 of this Agreement are of the essence of this Agreement; that Prior Employee has received good, adequate and valuable consideration for each of such covenants; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of Employer; that Fort Worth and its subsidiaries are engaged in the Business through the Area: that irreparable loss and damage will be suffered by Employer should Prior Employee breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from other and remaining provisions of this Agreement; and, that the invalidity or unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenants or agreements or any other provision or provisions of this Agreement unless expressly stated herein. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between such provision and any applicable law or public policy, such provision shall be redrawn by such court to the extent required to make such provision consistent with, and valid and enforceable under, such law or public policy, and as redrawn may be enforced against Prior Employee.

7.             Tolling. In the event that Prior Employee should breach any or all of the covenants set forth in Sections 2, 3 and/or 4 hereof, the running of the period of the restrictions set forth in such section or sections breached shall be tolled during the continuation(s) of any breach or breaches by Prior Employee, and the running of the period of such restrictions shall commence or commence again only upon compliance by Prior Employee with the terms of the applicable section or sections breached.

8.             Consideration. In consideration for Prior Employee’s compliance with his obligations under this Agreement, Prior Employee shall receive from Employer the sum of Five Thousand ($5,000.00) Dollars in cash on the Closing Date. Further, Prior Employee acknowledges and agrees that the terms of this Agreement contained herein are reasonable in light of the good, adequate and valuable consideration which Prior Employee shall receive.

9.             Waiver. The waiver by either party of any breach of this Agreement by the other party shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

10.           Governing Law. This Agreement and the rights of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the conflicts of laws provisions thereof.

11.           Amendment. No amendment or modification of this Agreement shall be valid or binding upon Employer or Prior Employee unless made in writing and signed by the parties hereto.

12.           Captions and Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

13.           Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have duly been given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

a.	If to Prior Employee:

Richard Richardson
2171 Manana Drive
Dallas, TX 75202

b.	If to Employer:

VCG Holding Company
Attn: Troy Lowrie
390 Union Blvd., Suite 540
Lakewood, CO 80228

with a copy to:	Martin A. Grusin
780 Ridge Lake Boulevard
Suite 202
Memphis, TN 38120
Facsimile: (901) 682-3590

VCG Holding Company
Attn: Mike Ocello
390 Union Blvd., Suite 540
Lakewood, CO 80228

Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail as aforesaid shall be effective upon the third calendar day subsequent to the postmark date thereof.

14.           Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed original, but all of which together shall constitute one and the same instrument.

15.           Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and any and all prior agreements, understandings or representations with respect to the subject matter hereof are terminated and canceled in their entirety and are of no further force or effect, but specifically excluding the Purchase Agreement and the agreements, documents and instruments provided for therein.

IN WITNESS WHEREOF, Prior Employee and Employer have each executed and delivered this Agreement as of the date first written above.

/s/ Richard Richardson
Richard Richardson, Prior Employee

VCG HOLDING COMPANY,
A Colorado corporation

By:	/s/ Micheal L. Ocello
Title:	President

SCHEDULE 8.17
OWNERSHIP OF MEMBERSHIP INTERESTS

Bryan S. Foster hereby certifies that he is the sole owner of 100% of the interests in the business known as Golden Productions JGC Fort Worth, LLC possessing both legal and beneficial interests, as of the Closing Date pursuant to the Purchase of Membership Interests entered into between VCH Holding Company and Golden Productions JCG Fort Worth, LLC d/b/a Jaguar’s Gold Club Fort Worth dated the       day of September, 2007 (Agreement), and that such Units, as of the Closing Date, are free and clear of all liens, claims, charges, and encumbrances of any kind or nature whatsoever, and at such time the authorization of no other person or entity shall be required in order to consummate the transactions contemplated in the Agreement.

/s/ Bryan S. Foster
Bryan S. Foster

SCHEDULE 11.2(e)
OFFICER’S CERTIFICATE

GOLDEN PRODUCTIONS JGC FORT WORTH, LLC

Officer’s Certificate

Pursuant to the provisions of the Purchase of Membership Interests dated Sept 14, 2007 (the “Purchase Agreement”), among Golden Productions JGC Fort Worth, LLC (hereinafter the “Company”), Bryan S. Foster (hereinafter referred to as “Member”) and VCG holding Company (“Purchaser”), and with the understanding that capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement, the undersigned hereby certifies that:

1.             I am the duly elected Chief Manager of the Company, and that, as such, I am authorized to execute this Officer’s Certificate on behalf of the Company.

2.             All of the representations and warranties made by the undersigned, whether made individually or on behalf of the Company, in the Purchase Agreement are true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties as, individually or in the aggregate, do not have a Material Adverse Effect.

3.             Company has performed and complied in all material respects with all covenants and agreements required by the Purchase Agreement to be performed or complied with by it on or prior to the Closing Date.

IN WITNESS WHEREOF, I have hereunto set my hand this the 14 day of Sept 2007.

GOLDEN PRODUCTIONS JGC FORT WORTH, LLC

By:	/s/ Bryan S. Foster
Bryan S. Foster

Title: Chief Manager

SCHEDULE 11.2(f)
CHIEF MANAGER’S CERTIFICATE

GOLDEN PRODUCTIONS JGC FORT WORTH, LLC
Chief Manager’s Certificate

Pursuant to the provisions of that certain Purchase of Membership Interests dated as of 14th, 2007 (the “Purchase Agreement”), by and among Golden Productions JGC Fort Worth, LLC (hereinafter the “Company”), Bryan S. Foster (hereinafter referred to as “Manager”) and VCG Holding Company (“Purchaser”), and with the understanding that capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Purchase Agreement, the undersigned hereby certifies that:

1.             I am the duly elected Chief Manager of the Company and that, as such, I am authorized to execute this Chief Manager’s Certificate on behalf of the Company.

2.             Attached hereto as Exhibit A is Schedule 4.l( b), which is a true, correct and complete copy of said Schedule, and I hereby certify that Golden Productions JGC Fort Worth, LLC is validly organized and in good standing and nothing in the Articles of Organization of the Company and all Amendments thereto in any manner whatsoever prevent myself or the Company from performing all of its obligations pursuant to the Purchase Agreement referred to hereinabove.

3.             Attached hereto as Exhibit A is Schedule 4.1(b), which is a true, correct and complete copy of said Schedule, and I hereby certify that nothing in the Operating Agreement of Golden Productions JGC Fort Worth, LLC and all Amendments thereto in any manner whatsoever prevent myself or the Company and all amendments thereto from performing all of its obligations pursuant to the Purchase Agreement referred to hereinabove.

4.             Attached hereto as Exhibit B is a true, correct and complete copy of the resolution adopted by the sole member of the Company in accordance with applicable law and the Articles of Organization and the Operating Agreement of the Company, and such resolution has not been amended, modified, rescinded or revoked, and remains in full force and effect on the date hereof.

5.             The individuals named below are duly authorized representatives of the Company, with authority to execute and deliver the Purchase Agreement and other agreements, documents and instruments to be executed and delivered by Company in

[INITIALED:  BF]

connection therewith, and the signatures set forth opposite their names are their true and genuine signatures.

Name	Position	Signature

Bryan S. Foster	Chief Manager	/s/ Bryan S. Foster

IN WITNESS WHEREOF, I have hereunto set my band this 14 day of Sept, 2007.

/s/ Bryan S. Foster
Bryan S. Foster, Chief Manager

EXHIBIT A TO SCHEDULE 11.2(f)

SCHEDULE 4.1(b)
EXCEPTIONS TO STATEMENT ON LOST RECORDS

Bryan S. Foster hereby states and affirms the following as part of the purchase of the Membership Interest agreement dated the 17th day of September, 2007, by and among VCG Holding Company and Golden Productions JGC Fort Worth, LLC and himself (Agreement):

1.             He is the sole owner of all of the interests (Units) of Golden Productions JGC Fort Worth, LLC (the Business); and

2.             That the Units, certificates, membership books, membership transfer ledgers, minute books, regulations, and seals (if any) of the Business either do not exist any more or are lost; and

3.             Nothing contained in the items set forth in 2 above in any way has or had any effect on his ability and authority to perform all of his and the Business’ obligations, representations, covenants and warranties contained in the Agreement, nor does same have any Material Adverse Effect as that term is defined in the Agreement on the Business.

/s/ Bryan S. Foster
Bryan S. Foster

EXHIBIT B TO SCHEDULE 11.2(f)

RESOLUTION OF SOLE MEMBER OF
GOLDEN PRODUCTIONS JGC FORT WORTH, LLC
d/b/a
JAGUAR’S GOLD CLUB FORT WORTH

A special meeting of the sole member of Golden Productions JGC Fort Worth, LLC (the “Company”), notice having been waived by the member as reflected hereinbelow, was held at the principal office of the Company, on the 14th day of Sept, 2007.

Present was: Bryan S. Foster.

On motion duly made and carried, it was;

RESOLVED, that Golden Productions JGC Fort Worth, LLC shall be sold to VCG Holding Company, as evidenced by a Letter of Intent entered into between Niko Foster and Rich Richardson, individually and on behalf of Jaguar’s and VCG Holding Corp., for the sale of Golden Productions JGC Fort Worth, LLC to VCG Holding Company, and Bryan S. Foster be and is hereby authorized and empowered herein to (i) negotiate such terms and conditions for this purchase as he deems fit and appropriate; and (ii) to execute and deliver any and all documents in the name of the Company requisite to the sale.

The undersigned waive all required notice and affirm the decisions reached herein.

GOLDEN PRODUCTIONS JGC FORT WORTH, LLC

/s/ Bryan S. Foster
Bryan S. Foster, Member